UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 West Main Street

Louisville, Kentucky 40202

March 7, 2018

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc., to be held on Thursday, April 19, 2018, at 9:30 a.m., Eastern Time, at the Company’s headquarters, located at 500 West Main Street, 25th Floor Auditorium, in Louisville, Kentucky. The meeting will also be webcast via the Internet at the Investor Relations section of the Company’s website, www.humana.com. This proxy statement contains information about our Company and the three proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about March 7, 2018. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, even if you are unable to join us, we urge you to still exercise your right as a stockholder and vote by telephone, mail or using the Internet. The vote of every stockholder is important.

This proxy statement is being mailed or transmitted on or about March 7, 2018, to our stockholders of record as of February 26, 2018.

Sincerely,

Kurt J. Hilzinger Chairman of the Board and Stockholder

Bruce D. Broussard Director, President and Chief Executive Officer and Stockholder

Notice of 2018 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Eastern Time, on Thursday, April 19, 2018

Location:	Humana Inc. headquarters, located at 500 West Main Street, 25th Floor Auditorium, in Louisville, Kentucky

Agenda:

1.   Elect the twelve (12) director nominees named in the proxy statement.

2.   Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.

3.   Non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

4.   Consider any other business properly brought before the meeting.

Record Date:	February 26, 2018. Humana stockholders of record at the close of business on that date will be entitled to vote.

Proxy Voting:

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•  BY INTERNET

•  BY TELEPHONE

•  BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

See instructions on your proxy card or at the voting site (www.ProxyVote.com).

By Order of the Board of Directors,

Joseph C. Ventura

Senior Vice President, Associate General Counsel &

Corporate Secretary

March 7, 2018

FREQUENTLY ASKED QUESTIONS

Why am I receiving this Proxy Statement?

You are receiving a proxy statement because you owned shares of Humana common stock as of Monday, February 26, 2018, which we refer to as the Record Date, and that entitles you to vote at the Annual Meeting. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2018 Annual Meeting of Stockholders. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote, whether or not you attend the meeting.

This proxy statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose when we solicit your proxy.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

●	View our proxy materials for the Annual Meeting on the Internet; and

●	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 19, 2018, at 9:30 a.m., Eastern Time, at the Company’s headquarters, located at 500 West Main Street, 25th Floor Auditorium, in Louisville, Kentucky.

Who is entitled to vote?

Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 26, 2018, the Record Date, is entitled to vote at the Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. As of the Record Date, 138,087,197 Shares were outstanding and entitled to vote. Each Share is entitled to one vote on each of the matters to be considered at the Annual Meeting.

What will I be voting on?

●	Election of the twelve (12) director nominees named in this proxy statement to serve on the Board of Directors of the Company;

●	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018; and

●	A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

How does the Board recommend I vote on each proposal?

The Board recommends that you vote your Shares as follows:

●	FOR the election of each of the twelve (12) director nominees named in this proxy statement;

●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018; and

●	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, the persons acting under the proxies will vote your Shares as follows:

●	FOR the election of each of the twelve (12) director nominees named in this proxy statement;

●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018; and

●	FOR the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

What if my Shares are not registered in my name?

If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form, by mail or electronically by e-mail, on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instructions form, your Shares may not be voted by the nominee with respect to certain proposals, including:

●	the election of directors;

●	the approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement; and

●	the frequency with which future non-binding advisory stockholder votes on the compensation of the Company’s Named Executive Officers will be held.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions only on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters for this purpose, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

How many votes are required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed(2)	Unmarked/Signed Proxy Cards
Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (1)	No effect	No	Voted “For”
Ratification of the appointment of the independent registered public accounting firm	Majority of shares present and entitled to vote	Counted as “Against”	Yes	Voted “For”
Approval of executive compensation	Majority of shares present and entitled to vote	Counted as “Against”	No	Voted “For”

(1)

Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (a) the director not achieving the requisite stockholder vote at any future meeting at which he or she faces re-election, and (b) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders.
(2)	If you are a beneficial owner whose shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for the matters being presented for action at the Annual Meeting, because they are not considered to be votes cast.

What is a “broker non-vote”?

A broker “non-vote” occurs when a broker or other NYSE member organization holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered routine.

What is a “quorum”?

A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

How do I vote?

There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The website for voting is http: //www.ProxyVote.com. In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 18, 2018, the day before the Annual Meeting. Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)	By telephone. If you are a registered holder in the United States or Canada, you may call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, April 18, 2018, the day before the Annual Meeting. In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 12:00 p.m., Eastern Time, on Friday, April 13, 2018. If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m., Eastern Time, on Wednesday, April 18, 2018, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan?

If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico Retirement Savings Plan, your voting rights are based on your interest, or the amount of money you and the Company have invested in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee for the applicable plan. If your voting instructions are received by 11:59 p.m., Eastern Time, on Wednesday, April 11, 2018, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them later than that time), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico Retirement Savings Plan, as applicable, are actually voted by the other participants in the applicable plan.

You must provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. Please note that you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico Retirement Savings Plan, as applicable.

Who will count the votes?

Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

How do I revoke my proxy?

You have the right to revoke your proxy at any time before the Annual Meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

1)	By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

2)	By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

3)	By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the Annual Meeting. For written and fax notices, you must include the control number that is printed on the upper portion of your proxy card.

What is the due date for stockholder proposals, including stockholder nominees for director, for inclusion in the Company’s proxy materials for the 2019 Annual Meeting?

Stockholder proposals, or stockholder nominees for director at the 2019 Annual Meeting, as permitted by SEC regulations for inclusion in our proxy materials relating to the 2019 Annual Meeting, must be submitted to the Corporate Secretary in writing no later than November 7, 2018. Proposals should be submitted to Joseph C. Ventura, Senior Vice President, Associate General Counsel & Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

May a stockholder present a proposal not included in our Proxy Statement at the April 19, 2018, Annual Meeting?

A stockholder can present a proposal at the Annual Meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joseph C. Ventura, Senior Vice President, Associate General Counsel & Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “Bylaws.”

How will Humana solicit votes and who pays for the solicitation?

We have engaged D. F. King & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for approximately $12,000 plus expenses. We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $155,000 plus expenses. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

How can I obtain additional information about the Company?

Included with this proxy statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all our other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting. The Form 8-K will also be available on our website at www.humana.com.

What is “householding”?

“Householding” occurs when a single copy of our Annual Report, proxy statement and Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

COMPANY OVERVIEW

Headquartered in Louisville, Kentucky, Humana Inc. is a leading (Fortune rank #53) health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2017, we had approximately 14.0 million members in our medical benefit plans, as well as approximately 7.0 million members in our specialty products.

Our Strategy

We are committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large. To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

Humana’s innovative strategy continues to capitalize on industry changes which continue to progress toward our goals of making benefits more affordable while improving the overall cost of care and consumer experience — through our integrated care delivery model. We understand that healthcare is complicated, and dealing with multiple physicians and other healthcare professionals can be a confusing and daunting task. That is one of the principal reasons why Humana continues to enhance its integrated care delivery strategy in key areas to enable a better and more seamless locally delivered health care experience for our members.

One of the areas in which we strive to improve is the health of seniors living with chronic conditions. Our integrated care delivery model brings simplicity and connectivity to the healthcare experience of our senior members. We thrive in this area by (i) partnering with providers to evolve incentives from treating health episodically to managing health holistically; (ii) integrating clinical programs that intersect healthcare and lifestyle- helping people at key moments of need; and (iii) by simplifying processes through leveraging technology, consumer segmentation and analytics.

We offer insurance and non-insurance products to consumers through our various subsidiaries. Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. In addition, we offer services to our health plan members as well as to third parties that promote health and wellness, including pharmacy solutions, provider, home based, and clinical programs, as well as services and capabilities to advance population health. At the core of our strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Three core elements of the model are to improve the consumer experience by simplifying the interaction with us, engaging members in clinical programs, and offering assistance to providers in transitioning from a fee-for-service to a value-based arrangement. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience.

Our Performance

With significant progress made on our strategic initiatives, 2017 was an extremely successful year during which we returned strong financial performance:

●

We reported earnings per share (EPS) of $16.81 and adjusted EPS of $11.71*, exceeding our initial adjusted EPS guidance of $ $10.80 to $11.00, as we increased our public earnings estimate twice over the course of the year as a result of strong performance across our operating segments.

●	Our individual Medicare Advantage membership experienced strong membership growth during the annual election period, providing momentum into 2018.

●

We returned over $3.5 billion to our stockholders in the form of share repurchases and dividends, and also increased our quarterly dividend to $0.40 per share from $0.29 per share (with a further increase to $0.50 per share in February 2018).

●

We made investments for the long-term success of our business, which included investments in our workforce, merger and acquisition activity, optimization of our real estate footprint, member benefits to generate growth, and a one-time contribution to the Humana Foundation.

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. At the heart of these efforts lie our company values, the guiding forces behind all our actions — Inspire Health, Cultivate Uniqueness, Rethink Routine, Pioneer Simplicity, and Thrive Together. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Corporate Governance Guidelines.”

Role of the Board and Board Leadership

Role of the Board

The business of the Company is managed under the direction of the Board, whose members are elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be in the best interests of Humana and its stockholders, while engaging in active and independent oversight of the management of the Company’s business affairs and assets. In order to fulfill its responsibilities to the Company’s stockholders, the Board, both directly and through its committees, regularly engages with management, ensures management accountability and reviews the most critical issues that face the Company, such as approval of the Company’s strategy and mission, execution of the Company’s financial and strategic goals, oversight of risk management, succession planning, and determination of executive compensation.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC.

Audit Committee.    Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management, with primary responsibility for monitoring risks with respect to the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures. To accomplish this, the Audit Committee regularly reviews with both internal Company personnel and our independent registered public accounting firm the risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The Audit Committee meets separately with representatives of our independent registered public accounting firm and members of management in charge of internal controls and procedures with respect to financial reporting. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee the results of this assessment.

Organization & Compensation Committee.     The Board of Directors has delegated to the Organization & Compensation Committee the responsibility of reviewing management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Board Leadership

Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. As Chairman of the Board, Mr. Kurt J. Hilzinger serves as Chair of regular sessions of the Board, runs the Board process and ensures effectiveness and collaboration in all aspects of the Board’s role, and leads the Board in anticipating and responding to crises.

The Board believes that the advisability of having a separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board, the effective interaction between Mr. Hilzinger, as Chairman, and Mr. Broussard, as Chief Executive Officer, Mr. Hilzinger’s status as an independent director and previous service as our Lead Director, and the current challenges faced by the Company, the Board believes that separating the chief executive officer and Board chairman positions provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective independent oversight and objective evaluation of the performance of the Company.

Qualifications and Process for Nominating Directors

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the Nominating & Corporate Governance Committee, with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The Committee receives notice of potential candidates through any of the following avenues: (i) Board self-identification; (ii) third-party recommendations; and (iii) stockholder nominations. While director nominees may be presented to the Board for consideration by the Committee through any of these methods, the Board is ultimately responsible for selecting its own members – with annual stockholder voting thereafter for a director’s continued tenure on the Board. Once the Committee has compiled its group of suitable candidates and conducted appropriate diligence, it then meets with the Board to review the candidates for further consideration.

●

Board Self-Identification. The Committee regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition aimed at the Company’s long-term business strategy, operations, risks, thought and perspective. As a result, the Committee may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons. The self-identification process may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. Such evaluations require each director to honestly reflect upon and recount their personal contributions to the Board in the prior year and to provide feedback regarding their performance, the overall Board performance and the performance of certain other key Board positions. The self-evaluations are provided to the Chairman of the Board and to the CEO for their review.

●

Third-Party Recommendations. From time to time, we engage a professional third-party search firm to assist the Board of Directors and the Committee in identifying and recruiting candidates for Board membership.

●

Stockholder Nominees. The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying Nominees for Directors.” Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance,” and then click on the link entitled, “By-Laws.” The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the Annual Meeting of stockholders. If less than 70 days’ notice of the Annual Meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the Annual Meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this proxy statement and should be sent to: Joseph C. Ventura, Senior Vice President, Associate General Counsel & Corporate Secretary, Humana Inc., 500 West Main Street, 21st Floor, Louisville, Kentucky 40202.

Director Qualifications

In assessing a director nominee, the Nominating & Corporate Governance Committee considers the appropriate balance of experience, skills and other qualifications required for service on our Board, including (i) qualifications or characteristics that are expected and befitting of all directors, and (ii) specific skills, experience or qualifications that should be represented collectively on our Board. Our Corporate Governance Guidelines contain Board membership criteria that apply to all nominees recommended for a position on the Board.

The following are core criteria that are expected of each director or nominee:

●

Independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (NYSE), Securities and Exchange Commission (SEC) and, as applicable, Internal Revenue Code (IRS) independence requirements;

●	Service on a maximum of three public company boards other than our Company;

●	High integrity and ethical standards;

●	Standing and reputation in the individual’s field;

●	Risk oversight ability with respect to the particular skills of the individual director;

●	Understanding of and experience with complex public companies or like organizations; and

●	Ability to work collegially and collaboratively with other directors and our management team.

Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nominee screening process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, such as appropriate financial and other expertise relevant to the Company’s business. The Company also values diversity of thought and perspective. The director nominee analysis also helps to determine whether a nominee would meet the criteria for independence set forth in the Guidelines established by the Board and in accordance with independence requirements of the NYSE and the SEC.

The qualifications employed by our Nominating & Corporate Governance Committee recognizes that our Board should represent a diverse group of experience, skills and other qualities, and as a collective group should have expertise in certain substantive areas including; corporate governance, finance/capital markets, board of directors experience, health care industry experience, CEO or other C-suite leader with significant business acumen, direct to consumer marketing, diversity, experience with complex organizations, technology/business processes, clinical practice and government relations and/or public policy and regulatory knowledge. Certain directors or director nominees may possess expertise in the designated areas however a director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas.

The Nominating & Corporate Governance Committee has determined that our Board collectively satisfies all of the above core criteria, complementing each other’s skills, background and perspectives to create a collection of diverse, knowledgeable and experienced directors. In particular, the addition of two directors in 2017, each of whom has extensive experience with technology as a solution to complex problems, enabled us to fully staff a Technology Committee when combined with existing director skills and experience. For a discussion of the individual experience and qualifications of our Board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

Director Independence

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships that are reported under “Certain Transactions with Management and Others” in this proxy statement. As provided in the Guidelines, the purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and The University of Texas System, an organization comprised of fourteen academic and health institutions focused on education, research and health care, one of which, The University of Texas at Austin Dell Medical School, employs Dr. Karen B. DeSalvo, one of our current directors, as a part-time faculty member;

(3)	a relationship between the Company and MyHealthDirect, Inc., for which David A. Jones, Jr., one of our current directors, served as a director through December 2017, and of which Chrysalis Ventures, LLC, for which Mr. Jones, Jr. serves as Chairman and Managing Partner, is a greater than 5% stockholder;

(4)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of Mr. Jones, Jr.;

(5)	a relationship between the Company and First Data Corporation, Inc., for which Frank J. Bisignano, one of our current directors, serves as chief executive officer; and

(6)	relationships between the Company and certain of our health insurance customers affiliated with one of our current directors or a relative of that director.

Pfizer.    The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, which volume includes claims paid by Humana for our members and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e., the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2017, the rebate amounted to approximately 174.1 million. Our subsidiary, Competitive Health Insights, or CHI, also completes various research studies for Pfizer, for which we were paid approximately $153,100 in fees by Pfizer in 2017. We also received voluntary critical illness plan premiums from Pfizer in an immaterial amount, under which arrangement the premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers.

The University of Texas System.    The University of Texas System serves as a provider in our network, for which services we paid approximately $7 million in 2017, collectively, to certain of its health care institutions, which is an amount that is comparable to other non-affiliated vendors for the provision of similar services, is not material to the Company, and does not represent a direct or indirect material interest for Dr. DeSalvo.

MyHealthDirect.     MyHealthDirect is a vendor to the Company, for which services we paid approximately $4.6 million in 2017, an amount comparable to other non-affiliated vendors, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Jones, Jr.

JAPC.    In 2017, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC in the aggregate amount of approximately $516,300, at a rate at least as favorable to the Company as market rates.

First Data Corporation, Inc. First Data Corporation, Inc. is a vendor to the Company, for which services we paid approximately $578,000 in 2017, an amount comparable to other non-affiliated vendors, is not material to the Company, and does not represent a direct or indirect material interest for Mr. Bisignano.

Health Insurance Customers. In 2017, we received health care premium payments from certain customers with whom one of our current directors or a relative of that director has a relationship. Under each such arrangement, the premiums charged and benefits provided are comparable to those extended to our other non-affiliated customers. The following relationships were included in this review:

●	Main Street Realty, from which we received approximately $302,400 in premium payments, and which is owned by the father of David A. Jones, Jr.

●	Pfizer Inc., from which we received approximately $283,000 in premium payments, and by which Mr. D’Amelio is employed as Executive Vice President, Business Operations and Chief Financial Officer.

At the conclusion of its review for the current year, the Board affirmatively determined that in each case the relationship between the Company or its affiliate and each director-related entity was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of any of our directors. Each director recused themselves from the independence assessment relative to himself or herself. Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. Broussard, as a current employee of the Company) is independent.

Committee Membership and Attendance

The Board of Directors has the following standing committees: Audit; Organization & Compensation; Nominating & Corporate Governance; Executive; Technology and Investment. Only directors meeting the applicable SEC and NYSE director independence standards and Internal Revenue Code “outside director” criteria may serve on the Audit Committee, the Organization & Compensation Committee, and the Nominating & Corporate Governance Committee. Each standing Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then you will see a link to the Committee Charters. The number of Board committee meetings held in 2017 and membership as of March 1, 2018, were as follows:

	Audit	Organization & Compensation	Nominating & Corporate Governance	Executive	Technology[1]	Investment
Number of Meetings in 2017	9	8	6	0	0	4
NAME
Frank J. Bisignano[2]					M
Bruce D. Broussard				C
Frank A. D’Amelio	C		M
Karen B. DeSalvo, M.D.[3]					M
W. Roy Dunbar		C	M
Kurt J. Hilzinger				M
David A. Jones, Jr.		M	C	M
William J. McDonald	M					M
William E. Mitchell		M	M
David B. Nash, M.D.		M				M
James J. O’Brien	M					C
Marissa T. Peterson	M				C

C	= Chair
M	= Member
[1]	The Technology Committee was established in December 2017, with its first meeting held in February 2018.
[2]	Elected to the Board effective August 17, 2017.
[3]	Elected to the Board effective November 10, 2017.

Audit Committee

Committee Responsibilities

Pursuant to its charter, the Audit Committee:

●

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

●

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

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reviews with the independent registered public accounting firm, our internal audit department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

●

reviews the scope, funding and results of our internal audit function, including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

●

reviews the scope, funding and results of our Enterprise Risk Management program and compliance program, including receiving, at least quarterly, an update from our Chief Risk Office and internal compliance department regarding any significant matters regarding our risk management and compliance with regulatory requirements and contracts with government entities, respectively;

●

reviews the financial statements and other information contained in our Annual Report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

●	confers independently with our internal auditors, Chief Risk Officer, internal compliance department, key members of management, and the independent registered public accounting firm;

●	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

●	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

●	discusses our policies with respect to risk assessment and risk management;

●

maintains free and open means of communication between the members of our Board of Directors, the independent registered public accounting firm, our internal audit department, our Chief Risk Officer, our internal compliance department, and our financial management; and

●	annually evaluates its performance.

Corporate Governance Determinations

The Board of Directors has determined that each of the members of the Audit Committee at February 15, 2018 is independent according to SEC and NYSE requirements, and each is financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Messrs. D’Amelio and O’Brien meet the definition of “audit committee financial expert.” PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies. The Report of the Audit Committee for the year ended December 31, 2017, is set forth in this proxy statement under the caption “Audit Committee Report.”

Organization & Compensation Committee

Committee Responsibilities

Pursuant to its charter, the Organization & Compensation Committee:

●

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

●

review and approves all elements of compensation paid to our current or prospective executive officers, including without limitation, base compensation, incentive-compensation plans and equity-based plans, employment, change in control or severance programs and agreements, and any special compensation or benefits, including supplemental retirement benefits and any perquisites;

●	approves equity-based grants to our executive officers and other associates;

●

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

●	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations;

●	monitors compliance of executive officers and non-employee directors with relevant stock ownership guidelines;

●	reviews with management periodically, as it deems appropriate, management succession and inclusion and diversity practices;

●	administers our Executive Management Incentive Compensation Plan and other substantially similar or successor incentive compensation plans; and

●	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this proxy statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this proxy statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters and the ability of our CEO to approve grants of equity awards subject to certain individual and annual thresholds, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

No member of the Organization & Compensation Committee: (i) is or has ever been an officer or employee of the Company; or (ii) is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this proxy statement under the caption “Certain Transactions with Management and Others”); or (iii) is an executive officer of another entity at which one of our executive officers serves either as a director or on its compensation committee.

Corporate Governance Determinations

Considering (i) the source of each director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether each director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company, the Board has determined that each member of the Organization & Compensation Committee at February 15, 2018, is independent, as defined by the SEC and the NYSE, and is considered to be an “outside director” under Section 162(m) of the Internal Revenue Code.

Compensation Risk Determination

In 2017, the Organization & Compensation Committee reviewed management’s assessment of the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following a review of this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

Committee Responsibilities

Pursuant to its charter, the Nominating & Corporate Governance Committee:

●	recommends to the full Board criteria for the selection and qualification of the members of the Board;

●	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

●	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

●	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

●	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

●	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

●	reviews the overall relationship of the Board and management;

●	reviews issues and developments pertaining to corporate governance;

●

reviews our public policy and political spending practices through regular reviews of our policy on political expenditures, expenditures and payments made with corporate funds, and overall political activity, including review of our Political Contributions and Related Activity Report; and

●	annually evaluates its performance.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans, reviews investment results, and annually evaluates its performance.

Technology Committee

Pursuant to its charter, the Technology Committee represents and assists the Board of Directors with the oversight of:

●	Our process, awareness, evaluation and perspective on potentially disruptive technologies and convergences that may represent threats or opportunities for our business operations;

●	Our process and perspective on strategic technology capabilities that enable transformational business capabilities;

●	Our process, execution roadmaps, requisite capital, progress in delivering technology-enabled transformational capabilities and their related outcomes; and

●	Management’s focus on organizational, talent and cultural enablers required to ensure achievement of those outcomes.

The Technology Committee may also assist the Audit Committee in its oversight of our information technology internal controls, cyber security, business continuity and disaster recovery programs.

Corporate Governance Policies

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board has also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the

Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Bylaws also require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliation changes must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of his or her continued service on the Board.

Director Stock Ownership Policy

Our Board believes that directors should be stockholders and have a significant personal financial stake in the company. Consequently, the Board has adopted the following stock ownership guidelines:

●	Each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer.

●	Shares deferred at the election of the director are considered owned for purposes of the calculation of the ownership requirement.

●

Any shares owned by a non-employee director (or shares received upon the exercise of options or vesting of restricted stock or restricted stock units, less an amount to cover the exercise price and/or current tax liabilities) must be held by the director until the minimum equity ownership level is reached and thereafter maintained.

●

Once the minimum equity ownership level has been achieved, any shares received upon the vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities, must be held by the director until one year following the vesting date.

Compliance with these guidelines is monitored by the Organization & Compensation Committee.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2017, the Board of Directors met 19 times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members, other than Mr. Bisignano and Dr. DeSalvo, who were elected effective August 17, 2017 and November 10, 2017, respectively, with the understanding that they would attend meetings as their schedules permitted during 2017. All director nominees serving as directors at that time attended the Annual Meeting of Stockholders held on April 20, 2017, with the exception of Mr. Mitchell who was absent for personal health reasons.

Executive Sessions of Non-Management Directors

In 2017, our non-management directors held regularly scheduled, formal executive meetings, separate from management and led by our Chairman. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Chairman, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2017 in connection with each regularly scheduled Board of Directors meeting.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Conduct for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which are reported to the Audit Committee. In addition, we operate under the omnibus Humana Inc. Ethics Every Day, which we refer to as the Code of Ethics, which applies to all associates (including executive officers) and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Code of Ethics. The Code of Ethics and the Executive Code of Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Code of Ethics or the Executive Code of Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Code of Ethics or the Executive Code of Ethics or any waivers to either policy, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance,” and then click on the relevant link.

Policy Regarding Transactions in Company Securities

The Company has a policy prohibiting all associates (including executive officers) from hedging or pledging transactions using Company stock, including: (1) engaging in short sales of Company securities; (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market; or (3) engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral. This policy also applies to all directors.

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are required to be brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be twelve. The directors are elected to hold office until the Annual Meeting of Stockholders in 2019 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by the proxy granted to Messrs. Hilzinger and Broussard may be voted for the substituted nominee as may be designated by the Board of Directors. The Board has established a policy that non-employee directors must retire at the first annual meeting following his or her seventy-third birthday. William E. Mitchell turned 73 prior to the 2017 Annual Meeting of Stockholders; however, given Mr. Mitchell’s value to the Board and the Company, and the addition of two new members to our Board in 2017 to whom Mr. Mitchell is expected to provide valuable experience and guidance, the Board of Directors has approved a waiver of the retirement policy for Mr. Mitchell to stand for re-election at the 2018 Annual Meeting.

The following table shows certain information concerning the nominees at March 1, 2018.

Name	Age	Position	First Elected Director
Kurt J. Hilzinger	57	Chairman of the Board	07/03
Bruce D. Broussard	55	Director, President and Chief Executive Officer	01/13
Frank J. Bisignano	58	Director	08/17
Frank A. D’Amelio	60	Director	09/03
Karen B. DeSalvo, M.D.	52	Director	11/17
W. Roy Dunbar	56	Director	04/05
David A. Jones, Jr.	60	Director	05/93
William J. McDonald	61	Director	10/07
William E. Mitchell	73	Director	04/09
David B. Nash, M.D.	62	Director	01/10
James J. O’Brien	63	Director	04/06
Marissa T. Peterson	56	Director	08/08

Director Skills & Qualifications

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses: the integrity; independence; business judgment; health care industry, clinical practice and technical knowledge; government relations and/or public policy experience; and other skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the key qualifications, skills and experiences of each director described below. Importantly, our Board added two new directors in 2017, each of whom has extensive experience with technology as a solution to complex problems. When combined with existing skills and experience on our Board, these additions allowed to form a Technology Committee of the Board of Directors to provide additional oversight and perspective on technological matters. For additional information, please refer to the section entitled, “Qualifications and Process for Nominating Directors” in this proxy statement. The information given in this proxy statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Director Nominees’ Biographies

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected Chairman of the Board effective January 1, 2014. Mr. Hilzinger served as Lead Director from August 2010 until his appointment as Chairman. Mr. Hilzinger is a Partner at Court Square Capital Partners, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as its Executive Vice President and Chief Operating Officer from August 2001 to October 2002. Mr. Hilzinger also serves on the following public or privately held boards: Oncobiologics, Inc., National Seating and Mobility, Inc., NDC, Inc., Letco Inc. and Celerion, Inc.

The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

Bruce D. Broussard, President and CEO, joined Humana in 2011. Under his leadership, Humana has created an integrated care delivery model centered on improving health outcomes, driving lower costs, enhancing quality, and providing a simple and personalized member experience. With its holistic approach, Humana is dedicated to improving the health of the communities it serves by making it easy for people to achieve their best health.

Bruce brings to Humana a wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers and dental networks. Prior to joining Humana, Bruce was Chief Executive Officer of McKesson Specialty/US Oncology, Inc. US Oncology was purchased by McKesson in December 2010. At US Oncology, Bruce served in a number of senior executive roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board.

Bruce plays a leadership role in key business advocacy organizations such as the Business Roundtable, the American Heart Association CEO Roundtable, and The Aspen Group. He is also a member of the Board of Directors of KeyCorp.

The Board believes that Mr. Broussard’s wide range of executive leadership experience in publicly traded and private organizations within a variety of healthcare sectors, including oncology, pharmaceuticals, assisted living/senior housing, home care, physician practice management, surgical centers, and dental networks, as well as his in-depth knowledge of the Company’s operations, finances and strategy, brings valuable insight to the Board.

Frank J. Bisignano was initially elected to the Board in August 2017. He is Chairman of the Board and Chief Executive Officer of First Data Corporation, Inc., having held this position since 2013 (adding the title of Chairman of the Board in 2014). Prior to joining First Data, Bisignano was the co-chief operating officer for J.P. Morgan Chase and the chief executive officer of its Mortgage Banking unit. Born and raised in Brooklyn, Bisignano serves on the boards of the Partnership for New York City, the National September 11 Memorial and Museum, the Mount Sinai Health System, the advisory board for the Institute for Veterans and Military Families (IVMF), and is a trustee of the Battery Conservancy and St. Patrick’s Cathedral. Bisignano was previously vice chairman of the Options Clearing Corporation and a board member for the Depository Trust and Clearing Corporation, the Alliance for Downtown New York, the Lower Manhattan Cultural Council, and PENCIL. He also is a member of the Board of Directors for the Metro Atlanta Chamber and The Commerce Club of Atlanta.

The Board believes that Mr. Bisignano is a proven business leader who understands the importance of technology as a solution to complex problems, which is a key part of the Company’s strategy to integrate a fragmented health care system through leveraging technology. This integration sits at the heart of a health care system that considers and cares for the ‘whole person’ while delivering true value, and the Board believes that the depth and breadth of Mr. Bisignano’s experiences and insights are valuable to the Board’s function.

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Business Operations and Chief Financial Officer of Pfizer Inc, having held this position since December 2010, and having served as Chief Financial Officer since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Chief Operating Officer of Lucent Technologies Inc. from February 2006 to November 2006. From May 2001 until January 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the Board of Directors of Zoetis, Inc. and on the board of the Independent College Fund of New Jersey.

The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment, Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

Karen DeSalvo, M.D., MPH, MSc was initially elected to the Board in November 2017. Dr. DeSalvo is a physician whose career has been dedicated to improving the health of all people, with a particular focus on vulnerable populations, through patient care, education, policy and administrative roles, research, and public service. Her commitment to improving the public’s health includes ensuring access to quality, affordable health care, strengthening the public health infrastructure, and creating public-private partnerships to address the social determinants of health. Dr. DeSalvo most recently served as Acting Assistant Secretary for Health at the U.S. Department of Health and Human Services (HHS), a position President Barack Obama nominated her for in May of 2015. In that role, she oversaw 12 core public health offices and 10 regional health offices across the nation, and the development of public health policy recommendations, most notably Public Health 3.0—a blue print for the future of public health. Under Dr. DeSalvo’s leadership as Delivery System Reform strategy co-lead, HHS set and met historic goals in payment reform, supported transformed models of care delivery including in primary care, and changed the approach to information distribution in the health system. Most recently, Dr. DeSalvo is employed as a part-time faculty member at The University of Texas at Austin Dell Medical School.

The Board believes that Dr. DeSalvo’s extraordinarily varied and successful career in medical practice and health administration are a tremendous addition to Humana’s Board, as the Company continues to evolve from a traditional health insurer to a consumer-focused enterprise dedicated to measurably improving the health of our members. An important part of health improvement is deploying technology to simplify the experience of our members, and Dr. DeSalvo’s experience as our nation’s Health Information Technology coordinator and as a national leader in delivery system transformation will prove invaluable to our company’s relationships with our members and our physician partners, as Humana continues to innovate in the area of health data analytics.

W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar also serves on the Board of Directors of Johnson Controls International plc and SiteOne Landscaping Supply, Inc.

The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is chairman and managing partner of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky, and also serves on the Board of Directors of Connecture, Inc. (NASDAQ: CNXR) and several private companies.

As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is the managing partner of Wild Irishman Advisory, LLC, a marketing consulting firm. Prior to that, he was Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position from 1998 until his retirement in 2013.

The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant experience and expertise in brand development, marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Venture Partners, LLC. Prior to that, Mr. Mitchell served as the Chairman of the board of directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell also has served on the board of directors of Brown-Forman Corporation and Spansion, Inc. Mr. Mitchell currently serves on the following public or privately held boards: Rogers Corporation, Trace3, Inc. and as Presiding Director of Veritiv, Inc.

The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

David B. Nash, M.D., MBA was initially elected to the Board effective January 1, 2010. He is the founding dean of the Jefferson College of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash also serves on the following public or privately held boards: Vestagen Specialty Textiles, and the medical advisory board of Medivo Inc., and previously served on the boards of Itrax Corporation and InforMedix.

Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement; his publications have appeared in more than 100 articles in major journals. He also has served as a member of the Board of Trustees of Catholic Healthcare Partners in Cincinnati, Ohio.

The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Until his retirement on December 31, 2014, Mr. O’Brien was the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He also serves on the board of directors of Albemarle Corporation and Eastman Chemical Company.

As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson is President and Chief Executive Officer of Mission Peak Executive Consulting, which provides client-focused executive coaching and management consulting services. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves as the Chairman of the Board of Oclaro, Inc., and a board member of Ansell Limited, and previously served on the board of directors of SUPERVALU INC., and Lucile Packard Children’s Hospital at Stanford, and the board of trustees of Kettering University. Ms. Peterson holds an honorary doctorate in management and a bachelor’s degree in engineering from Kettering University where she graduated magna cum laude. She received her MBA from Harvard Business School with the distinction of being a GM Fellow.

The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

Vote Required and Recommendation of the Board of Directors

A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the Annual Meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

2017 Director Compensation Program

During 2017, our directors were compensated pursuant to the following schedule:

Annual Retainer (1)	$115,000
Non-Employee Chairman of the Board Additional Annual Retainer (2)	$210,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair (3) 3. All other Committee Chairs (4)	$25,000 $20,000 $15,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January) (1)(5)	$165,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000(8)
Group Life and Accidental Death Insurance— (except Chairman) (6)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (7)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors

(1)	Increased from $105,000, effective July 1, 2017. As an employee director elected to our Board, Mr. Broussard will not receive the annual retainer or annual stock grant for service as a director. For all other directors, the annual common stock retainer is paid in the form of restricted stock units, vests at the end of the year of service related to the retainer, and will be pro-rated for any service of less than the full year in respect of which the award is granted.

(2)	Increased from $185,000, effective July 1, 2017.

(3)	Increased from $18,000, effective July 1, 2017.

(4)	Increased from $12,000, effective July 1, 2017.

(5)	Increased from $155,000, effective January 1, 2018. Pursuant to our revised Directors Stock Retention Policy, each non-employee director must maintain a minimum equity ownership level of five times the annual cash retainer. As of March 1, 2018, all of our non-employee directors satisfy this requirement. For additional information, please refer to “Corporate Governance — Corporate Governance Policies — Director Stock Ownership Guidelines” in this proxy statement.

(6)	Coverage amount decreases 7% each year past age 60.

(7)	This initial award of restricted stock units is forfeited if the director serves less than one year on our Board of Directors.

(8)	Effective February 16, 2018, the annual match was increased to $40,000.

2017 Compensation of Our Directors

The following table shows the compensation earned by our non-employee directors in 2017 in connection with their service on our Board of Directors:

Name (1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(2)(3)(4) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
Frank J. Bisignano	115,000	154,870				556	270,426
Frank A. D’Amelio	135,000	154,812	—	—	—	2,951	292,763
Karen B. DeSalvo, M.D.	115,000	154,974				591	270,565
W. Roy Dunbar	123,500	154,812	—	—	—	27,759	306,071
Kurt J. Hilzinger	319,000	154,812	—	—	—	27,074	500,886
David A. Jones, Jr.	135,500	154,812	—	—	32,318	27,206	349,836
William J. McDonald	129,000	154,812	—	—	—	26,273	310,085
William E. Mitchell	110,000	154,812	—	—	—	22,150	286,962
David B. Nash, M.D.	110,000	154,812	—	—	—	26,114	290,926
James J. O’Brien	110,000	154,812	—	—	—	27,507	292,319
Marissa T. Peterson	110,000	154,812	—	—	—	24,170	288,982

(1)	During 2017, Mr. Broussard served as President and Chief Executive Officer of the Company, and therefore, as an employee director, did not earn compensation in connection with his service on our Board. Mr. Broussard’s compensation as our Chief Executive Officer is discussed under “Executive Compensation” in this proxy statement.

(2)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as Board members. For 2017, Messrs. D’Amelio, Hilzinger, McDonald and Mitchell and Dr. Nash each deferred their stock compensation. Refer to footnote 1(d) to the section entitled “Stock Ownership Information – Security Ownership of Directors and Executive Officers” for a disclosure of the number of shares of our common stock that have been deferred by each director. A director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services (other than the Humana Common Stock Fund) or can invest in stock units that have a value relative to that of our common stock. For 2017, Messrs. Hilzinger, Jones, and McDonald and Dr. Nash each elected to defer a portion or all of their cash compensation under the Schwab program.

(3)	On January 3, 2017, when the fair market value of our common stock was $199.50, each director in office at that time, other than Mr. Broussard, was granted a stock award of 776 shares, representing the annual grant of approximately $155,000 in common stock. Mr. Bisignano and Dr. DeSalvo each received a stock award representing approximately $155,000 upon their respective election dates, using the fair market value of our common stock on such dates ($247.79 and $244.44, respectively) to determine the awarded amount (625 shares and 634 shares, respectively). The amount shown in column (c) above is the grant-date fair market value times the number of shares awarded.

(4)	Vested restricted stock units with a payout deferral made by the director accrue quarterly dividends equivalent rights that are reinvested into the director’s account as additional restricted stock units and will be included in the final restricted stock unit payment when the shares are issued in accordance with the director’s payout election. This column does not include dividend equivalent units that have accrued through December 31, 2017.

(5)	Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. As he was first elected to the board in 1993, David A. Jones, Jr. is the only director that will have retirement benefits under this former retirement policy, including: (A) at the director’s election, either: (x) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (y) in lieu thereof, an actuarially equivalent joint and survivor annuity payment; and (B) an annual matching charitable contribution benefit of $19,000 for the life of the director.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors and members of their immediate family to and from such meetings or other Company business on company aircraft. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a rate comparable to the rate paid by employees. In 2017, Messrs. Dunbar, McDonald and Mitchell, and Ms. Peterson, elected to participate. Under the terms of our director compensation policy, each non-employee director who participates in medical and dental plans provided by Humana will, for two years following the date of completion of a change in control, be eligible to participate in medical and dental plans on substantially the same terms as immediately prior to the change in control, including the requirement to pay premiums at the same rates as our associates. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes and life and accidental death insurance premiums per outside director, in each case as disclosed below, and provided a matching charitable gift program. The “All Other Compensation” amount above includes the following amounts earned in connection with service on our Board of Directors:

Director	Matching Charitable Gift	Occupational Tax	Life Insurance	Other	Total – All Other Compensation
Frank J. Bisignano	$ 0	$ 556	$ 0	$ 0	$ 556
Frank A. D’Amelio	$ 1,100	$ 663	$ 1,188	$ 0	$ 2,951
Karen B. DeSalvo, M.D.	$ 0	$ 556	$ 35	$ 0	$ 591
W. Roy Dunbar	$ 25,000	$ 1,617	$ 774	$ 368	$ 27,759
Kurt J. Hilzinger	$ 25,000	$ 10	$ 2,064	$ 0	$ 27,074
David A. Jones, Jr.	$ 25,000	$ 1,432	$ 774	$ 0	$ 27,206
William J. McDonald	$ 25,000	$ 85	$ 1,188	$ 0	$ 26,273
William E. Mitchell	$ 20,000	$ 593	$ 1,557	$ 0	$ 22,150
David B. Nash, M.D.	$ 25,000	$ 5	$ 1,109	$ 0	$ 26,114
James J. O’Brien	$ 25,000	$ 1,477	$ 1,030	$ 0	$ 27,507
Marissa T. Peterson	$ 21,840	$ 1,556	$ 774	$ 0	$ 24,170

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2017, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	11,987,798 shares	8.7%(2)
Capital World Investors 333 South Hope Street Los Angeles, California 90071	11,534,493 shares	8.4%(3)
FMR LLC 245 Summer Street Boston, MA 02210	9,206,899 shares	6.7%(4)
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,838,749 shares	7.1%(5)

(1)	The percentage of ownership is based on 137,678,696 shares of our common stock outstanding as of December 31, 2017.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2017, BlackRock, Inc. reports that through various subsidiaries, it has sole power to vote 10,161,252 shares and has sole dispositive power over 11,987,799 shares.
(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 29, 2017, Capital World Investors reports that as a result of Capital Research and Management Company acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital World Investors is deemed to be the beneficial owner of 11,534,493 shares over which it has sole voting power and sole dispositive power.

(4)	Based upon a Schedule 13G filed with the SEC for the period ended December 29, 2017, FMR LLC reports that through various subsidiaries, it has sole power to vote 910,186 shares and sole dispositive power over 9,206,899 shares.

(5)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2017, The Vanguard Group reports that through various subsidiaries, it has sole power to vote 206,400 shares, shared power to vote 33,501 shares, sole dispositive power over 9,606,057 shares, and shared dispositive power over 232,692 shares.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership as of January 15, 2018, by (i) each of our directors, (ii) Bruce D. Broussard, our President and Chief Executive Officer, (iii) Brian A. Kane, our Chief Financial Officer, (iv) each of our three other highest compensated executive officers serving at December 31, 2017, (we collectively refer to these officers in this proxy statement as our Named Executive Officers, or NEOs), and (v) by all our directors and executive officers as a group, including those named above.

	Company Common Stock Beneficially Owned as of January 15, 2018 (1)(2)	Percent of Class as of December 31, 2017 (3)
Frank J. Bisignano	0
Frank A. D’Amelio	20,634
Karen B. DeSalvo, M.D.	0
W. Roy Dunbar	1,181
Kurt J. Hilzinger	19,448
David A. Jones, Jr.	100,084
William J. McDonald	2,276
William E. Mitchell	100
David B. Nash, M.D.	112
James J. O’Brien	2,361
Marissa T. Peterson	776
Bruce D. Broussard	255,662
Brian A. Kane	66,501
Jody L. Bilney	67,376
Timothy S. Huval	37,350
Christopher M. Todoroff	37,494
All directors and executive officers as a group (25 in number, including those named above)	891,328	0.6%

(1)	Beneficial ownership of Shares, for purposes of this proxy statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of December 31, 2017, over which the employee participant has voting power and investment power. As of December 31, 2017, our Named Executive Officers held zero such Share equivalents in the Humana Retirement Savings Plan, while all of our executive officers as a group (14 in number, including our NEOs) held 1,826 such Share equivalents.

(b)	Includes unvested restricted stock unit awards which are scheduled to vest within 60 days after January 15, 2018, as follows (performance-based restricted stock units shown at the maximum level):

Bruce D. Broussard	53,145
Brian A. Kane	9,414
Jody L. Bilney	9,414
Timothy S. Huval	9,414
Christopher M. Todoroff	9,414
All executive officers as a group (numbering 14, including our NEOs)	132,741

(c)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after January 15, 2018 under either the 2003 Stock Incentive Plan or the 2011 Stock Incentive Plan. As of January 15, 2018, none of our non-employee directors held exercisable options. Exercisable options held by our executive officers as of January 15, 2018, or exercisable within 60 days thereof, were as follows:

Bruce D. Broussard	113,865
Brian A. Kane	41,548
Jody L. Bilney	47,102
Timothy S. Huval	19,105
Christopher M. Todoroff	19,105
All executive officers as a group (numbering 14, including our NEOs)	402,377

(d)	Does not include stock awards to certain of our directors that have been deferred pursuant to our Deferred Compensation Plan for Non-Employee Directors. These deferred stock awards include the initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson when first elected as a director, which by its terms must be held until the recipient is no longer serving on our Board of Directors. As of January 15, 2018, the Shares deferred were as follows (includes accrued dividend equivalent units on deferred shares and deferred cash that was invested in the Humana Common Stock Fund):

Frank J. Bisignano	0
Frank A. D’Amelio	24,738
Karen B. DeSalvo, M.D.	0
W. Roy Dunbar	21,300
Kurt J. Hilzinger	28,003
David A. Jones, Jr.	5,987
William J. McDonald	34,153
William E. Mitchell	24,460
David B. Nash, M.D.	20,921
James J. O’Brien	28,416
Marissa T. Peterson	17,856

(e)	Does not include the January 2, 2018, annual stock retainer of 658 restricted stock units granted to each of our directors (other than Mr. Broussard) pursuant to our director compensation program, which restricted stock units will vest on December 31, 2018.

(2)	As of March 1, 2018, no Shares are pledged by any of our executive officers or directors.

(3)	Based on 137,678,696 Shares outstanding as of December 31, 2017. Unless indicated, ownership is less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents in detail our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation philosophy through a governance system that includes internal oversight as well as expert independent outside review. We believe that our compensation policies and practices achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivating and rewarding for actual achievements.

In this proxy statement, we refer to our “Named Executive Officers,” or “NEOs,” which include (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2017.

CD&A Table of Contents

Executive Summary Humana’s 2017 Performance Results Under our 2017 Compensation Programs Refreshing Certain Elements of Our Compensation Programs	36

How We Determine Pay Humana’s Compensation Program Design Principles The Role of the Committee The Role of Management The Role of the Independent Compensation Consultant Use of a Peer Group Investor Outreach and the Say-on-Pay Vote Total Direct Compensation	40

Our Compensation Program Design of Our Compensation Program At a Glance – Humana’s Best Practice Compensation Program Governance At a Glance – Significant Pay at Risk	46

Elements of Compensation Base Salary Short-Term Incentives Long-Term Incentives	49

Other Compensation Considerations Severance/Change in Control Perquisites Clawbacks Hedging and Pledging Transactions Stock Ownership Guidelines	56

Organization & Compensation Committee Report	59

Executive Summary

Humana’s 2017 Performance

Humana Inc.’s successful history in care delivery and health plan administration is helping us deliver a unique integrated care approach to improving the health and well-being of our more than 14 million members while lowering the costs of care. To accomplish our goals, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools — such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions — combine to produce a simplified experience that makes health care easier to navigate and more effective.

As part of our efforts, Humana established a Bold Goal to help make the communities we serve 20 percent healthier by 2020 by making it easier for people to achieve their best health. This population health strategy focuses on improving key social determinants of health and chronic conditions through pilot programs and interventions with community and physician partners. With the help of the U.S. Centers for Disease Control and Prevention’s tool, Healthy Days, we are tracking progress toward our Bold Goal. This key indicator confirms that Humana’s Bold Goal efforts are having a significant impact in our Bold Goal communities.

Following the termination of our proposed merger with Aetna Inc., we refreshed our strategy to support our path forward as a standalone organization and prepared to meet the dynamic needs of today’s healthcare industry and our members and provider partners. We realize the current health care system is not suited to address the growing need for chronic care management, with the most impactful part of the healthcare system being the consumer and provider relationship. Our success will be highly dependent on our ability to engage and influence members and providers. To be successful, it requires personalized interactions to improve the quality of experiences and clinical outcomes to help members based upon the specific needs and circumstances.

With significant progress made on our strategic initiatives, 2017 was an extremely successful year during which we returned strong financial performance:

●

We reported earnings per share (EPS) of $16.81 and adjusted EPS of $11.71*, exceeding our initial adjusted EPS guidance of $ $10.80 to $11.00, as we increased our public earnings estimate twice over the course of the year as a result of strong performance across our operating segments.

●	Our individual Medicare Advantage membership experienced strong membership growth during the annual election period, providing momentum into 2018.

●

We returned over $3.5 billion to our stockholders in the form of share repurchases and dividends, and also increased our quarterly dividend to $0.40 per share from $0.29 per share (with a further increase to $0.50 per share in February 2018).

●

We made investments for the long-term success of our business, which included investments in our workforce, merger and acquisition activity, optimization of our real estate footprint, member benefits to generate growth, and a one-time contribution to the Humana Foundation.

We also advanced our strategy by expanding our provider integration, expanding our clinical programs and simplifying the member experience through several key initiatives:

Historically, we have delivered significant stock price appreciation, while also returning capital to our stockholders in the form of dividends and share repurchases1:

1 Cumulative stock price appreciation plus dividends, with dividends reinvested quarterly, through December 31, 2017.

The following graph compares our total return to stockholders with the returns of the Standard & Poor’s Composite 500 Index, which we refer to as the S&P 500, and the Dow Jones US Select Health Care Providers Index, which we refer to as the DJ Peer Group, for the five years ended December 31, 2017. The graph assumes an investment of $100 in each of our common stock, the S&P 500 and the DJ Peer Group on December 31, 2012, and that dividends were reinvested when paid.

	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Humana	$100	$152	$214	$267	$307	$377
S&P 500	$100	$132	$150	$153	$171	$208
DJ Peer Group	$100	$137	$175	$186	$188	$238

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

Results Under Our 2017 Compensation Program

Our adjusted EPS for 2017 was $11.71*, reflecting strong performance across our business lines and exceeding our initial EPS guidance, while allowing us to make certain unplanned investments in the long-term success of the business.

When determining the payout under our short-term incentive program, the Committee decided to award payments for our Named Executive Officers at 144.4% of target, based on our strong financial performance (Adjusted EPS), the achievement of consumer health participation metrics (CHP), and certain exceptions as detailed further in the section entitled “Elements of Compensation – Short-term Incentives” and the Summary Compensation Table in this proxy statement.

When determining the vesting of performance-based restricted stock units granted in 2015 for the 2015-2017 performance period (which we refer to as the 2015 PSUs), the Committee considered the overall performance of the company over the three-year performance period, including our total stockholder return (TSR), both in absolute terms and relative to our peer group and the S&P 500. Following this consideration, the Committee determined that the 2015 PSUs would vest at 95% of their target value. For more information, including an adjustment the Committee approved with respect to their performance, please refer to the section entitled, “Elements of Compensation — Long-term incentives.”

Refreshing Certain Elements of Our Compensation Program

In 2017, following termination of the merger agreement (which limited our ability to make material changes to our ongoing compensation and benefits programs), we evaluated changes to our executive pay and benefit programs in an effort to ensure they are sustainable, aligned with the external market practices, provide appropriate balance between risk and reward and retain, motivate and engage our executives. In consultation with our independent compensation consultant, we performed an external benchmarking review of the compensation programs of our peer group, and determined to adjust certain aspects of our approach to base pay, benefits and incentives. Upon the recommendation of management, the Committee approved the following changes to these programs in 2017:

How We Determine Pay

Humana’s Compensation Program Design Principles

Our compensation program supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. We design our programs to challenge participants as well as reward them for superior performance for our Company and our stockholders. We believe that our compensation program must include three design principles:

The Role of the Committee

The Committee acts on behalf of the Board of Directors to:

●

Review and approve our goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

●

Make recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

●

Administer our short-term incentive compensation plan, including annually selecting those executive officers and other key executives eligible to participate in the plan and establishing specific performance targets based on predetermined business goals aligned to our annual operating plan;

●	Discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards; and

●

Independently makes all compensation decisions with respect to our executive officers based upon enterprise-wide and individual performance, as well as the appropriate levels of compensation necessary to attract and retain exceptional talent.

The Committee does not have established target ratios or a formula for calculating the relative compensation of the CEO as compared to each Named Executive Officer, or for each Named Executive Officer as compared to any other. Instead, the Committee, in consultation with our independent compensation consultant, reviews individual performance, historical pay ratios, external market data and internal pay equity to ensure that the compensation of our Named Executive Officers remains relatively proportional, considering all factors.

In addition, the Committee reviews tally sheet information for each of our NEO’s as an input into compensation decisions. Along with market data, the Committee determines whether executive compensation decisions are appropriate based on the information contained in the tally sheets, which summarize current actual and target compensation, equity holdings, retirement and deferred compensation values, and potential payouts upon termination of employment. This is done in part to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could accumulate in the future, as well as the compliance of each executive against applicable stock ownership requirements.

The Role of Management

To determine compensation for our Named Executive Officers, other than our CEO, the Committee solicits input from the CEO regarding the duties and responsibilities of our Named Executive Officers and the results of his evaluations of their performance. The CEO, with guidance from the Company’s Human Resources Department, discusses with the Committee the CEO’s recommendations for the compensation of his direct reports and the rationale for those recommendations.

In making the recommendation to the Committee, our CEO considers an analysis of internal pay equity in addition to external market data, taking into account each Named Executive Officer’s individual contributions, performance, potential, skills, judgment and leadership ability, and makes a recommendation regarding relativity of compensation, in alignment with our overall compensation philosophy.

The Role of the Independent Compensation Consultant

The Committee retains an independent compensation consultant to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. The compensation consultant’s responsibilities include, but are not limited to:

●	Attend and participate in Committee meetings;

●	Advise the Committee on executive compensation programs, philosophy and market practices;

●	Provide market information to assist the Committee in determining appropriate target compensation levels ;

●	Review and provide input into meeting agenda and presentation materials;

●	Review and provide input into the design of the Company’s short-term and long-term incentive plan design; and

●	Advise the Board on director compensation.

For 2017, the independent compensation consultant for the Committee was Willis Towers Watson, and a representative of Willis Towers Watson attended all of the regularly-scheduled Committee meetings in 2017, including, when invited, executive sessions. In addition, in 2017 we again retained Aon Hewitt to provide certain advice to management regarding executive compensation, independent of advice provided to the Committee. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, the independent compensation consultant.

With regard to Willis Towers Watson and Aon Hewitt, the Committee has considered certain factors to determine whether such firm’s service as a compensation consultant raised a conflict of interest, including, among other things:

●	Whether the firm provided other services to Humana;

●	The amount of fees received by the firm from Humana, as a percentage of such firm’s total revenue;

●	The firm’s policies and procedures that are designed to prevent conflicts of interest;

●	Whether the firm’s representatives providing services to the Committee have any business or personal relationship with a member of the Committee;

●	Whether the firm’s representatives providing services to the Committee own Humana stock; and

●	Whether the firm’s representatives providing services to the Committee, or the firm itself, have any business or personal relationship with any of our executive officers.

In 2017, we paid Willis Towers Watson approximately $468,000 for executive compensation advisory support services provided to the Committee. In addition, the Committee considered certain advisory services provided by Willis Towers Watson, including corporate risk and broking, and fees for data, surveys and technology, in addition to risk consulting, for which services we paid approximately $773,000.

After considering the above factors, the Committee determined that the service as a compensation consultant of each of Willis Towers Watson and Aon Hewitt did not raise any conflict of interest.

Use of a Peer Group

Our Peer group is used as a reference point in making compensation decisions, such as developing base salary ranges, developing short-term and long-term incentive award ranges, determining competitiveness of our total compensation package for our NEO’s and comparing company performance in order to validate if our compensation programs are informed by market practices.

We believe that our peer group is comprised of companies with whom we compete for talent and whose revenues, market capitalization, and business focus are similar to our own. Using different screening criteria (e.g., line of business, industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Each comparable company is reviewed by the Committee every year to ensure continued appropriateness of our peer group.

For 2017 compensation decisions, with advice from the Committee’s independent compensation consultant, the Committee re-affirmed a group of public companies to serve as our peer group, with no changes from 2016 (other than to reflect M&A activity), as follows:

Managed Care Peers	Healthcare Services & Facilities	Financial & Insurance

Aetna Inc.	AmerisourceBergen Corporation	AFLAC Inc.

Anthem, Inc.	Cardinal Health, Inc.	The Allstate Corporation

CIGNA Corporation	DaVita Healthcare Partners, Inc.	Hartford Financial Services Group, Inc.

UnitedHealth Group Incorporated	Eli Lilly and Company	The Progressive Corporation

	Express Scripts Holding Company	Prudential Financial, Inc.

	McKesson Corporation	The Travelers Companies, Inc.
Unum Group

Investor Outreach and the Say-on-Pay Vote

We regularly engage in discussions with our stockholders, and believe that this stockholder outreach process continues to strengthen our understanding of our stockholders’ concerns and the issues on which they are focused. Our Board believes that accountability to stockholders is a mark of good governance and critical to our success. As measured by the results of our annual say-on-pay votes and feedback received during engagements, stockholders have generally expressed strong support for our executive compensation practices.

In addition to stockholder outreach, the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010, requires that we include in our proxy statement a non-binding advisory stockholder vote to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in the proxy statement for that meeting (commonly referred to as a “Say-on-Pay” vote). At our 2017 Annual Meeting, our stockholders again voted their approval of the compensation of our Named Executive Officers with approximately 95% of the votes cast voting in favor of the proposal. The Committee considered the results of this advisory vote in determining the Company’s compensation policies and decisions, and has determined that these policies and decisions are and have been appropriate and in the best interests of the Company and its stockholders.

While the Committee considered the results of this advisory vote to express support for our executive compensation practices, we continue to evaluate our programs to ensure alignment with market practices and appropriate pay for performance that balances risk and reward. To that end, in consultation with the independent compensation consultant, our Committee approved a number of changes in 2017 for our 2018 pay programs:

●

For our 2018 long-term incentive awards, the Committee resumed the use of performance-based restricted stock units, and also incorporated relative total stockholder return (TSR) in the long-term incentive plan.

●	Adjusted short-term incentive measures to more closely align with our strategic objectives.

●

Adjusted our Severance and Change in Control Policies to incorporate restrictive covenants during the severance period (as described further in the section entitled “Other Compensation Considerations — Severance/Change in Control”).

●

Increased the minimum holdings under our Stock Ownership Guidelines for our CEO from 5x to 6x of his base salary, and implemented new minimum stock ownership requirements for our senior vice president population (as described further in the section entitled “Other Compensation Considerations — Stock Ownership Guidelines”).

●	Updated our peer group for 2018 compensation decisions.

During 2017, we did engage in productive conversations with certain of our stockholders regarding some of the disclosures contained in our proxy statement:

●

Certain of our stockholders questioned the absence of grants of performance-based equity awards for our Named Executive Officers in 2016 and 2017, and requested additional information about adjustments that our Committee approved to certain performance-based incentive awards. In response, we reaffirmed our long-standing commitment to a pay for performance compensation philosophy (as demonstrated by the grant of performance-based equity awards in February of 2018), and noted that given the unique challenges we faced following the termination of the proposed merger with Aetna in early 2017, the Committee made the decision to approve certain adjustments to our GAAP financial results (consistent with our publicly-announced financial results) for unusual events and revisions to our operating plan that occurred during the fiscal year.

●

We also heard from certain stockholders with respect to the stockholder proposal regarding proxy access, which would require us to include qualifying stockholder director nominees in our proxy solicitation materials. Our Board carefully considered the implications of proxy access, including the perspective of our stockholders, and in December 2017 adopted an amendment to our Company’s bylaws that provides for proxy access by stockholders.

Total Direct Compensation

We take a holistic approach to compensation using a mix of elements to achieve levels of direct compensation that are appropriate in the context of the Company’s compensation philosophy and performance. The Committee considers total direct compensation, benchmarked against our peer group in its assessment of the compensation of our Named Executive Officers.

Our Committee uses a competitive market analysis and the overall performance of the Company as the starting points for compensation decisions, considered with the assistance of the Committee’s independent compensation consultant. In addition, the Committee takes into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability, competencies and internal equity. The performance of the executive’s business function and his or her ability to build effective teams and develop talent are also important factors.

The following summarizes the results of the Committee’s external benchmarking with respect to total direct compensation (comprised of base salary, annual short-term incentive plan and long-term equity incentive compensation). Due to certain limitations in our merger agreement with Aetna that operated to limit our ability to alter our compensation programs, the Committee decided not to make material adjustments to the target compensation of our Named Executive Officers for 2017, despite those target compensation levels, in some instances, falling short of market median target levels:

Our Compensation Program

Design of Our Compensation Program

Our Named Executive Officer compensation includes direct compensation that is:

●

Market-based — Competitive with our peer group and general industry standards, with total compensation targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency, past and expected future contribution, and the competitive market for new talent;

●	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement if competency levels remain static; and

●

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

At a Glance – Humana’s Best Practice Compensation Program Governance

Highlighted below are some of the key elements of our compensation program that the Committee believes evidence strong corporate governance and prudent compensation decisions. We also identify certain pay practices that we do not follow because we believe they do not serve our stockholders’ long-term interests.

WHAT WE DO		WHAT WE DON’T DO

✓	Double-trigger change in control agreements for our Named Executive Officers that provide for cash severance only upon termination following a change in control, and equity agreements that provide for acceleration only upon termination following a change in control	×	No single trigger vesting of equity or cash severance payments upon a change in control

✓	More than 85% of our Named Executive Officer pay is at risk	×	Compensation programs do not encourage unreasonable risk taking, confirmed by annual compensation risk assessment

✓	Clawbacks that allow us to recoup cash-based compensation earned by an executive officer in the event of a material restatement of our financials resulting from the misconduct or fraud on the part of that officer	×	Our policies prohibit all hedging transactions designed to offset any decrease in the market value of our securities, and directors and executive officers are prohibited from holding Humana securities in margin accounts or pledging Humana securities as collateral

✓	Stock ownership guidelines that link a significant amount of executive officer net worth to our strategic and financial success	×	No tax gross-ups for our Named Executive Officers, and no excessive perquisites, as all have a specific business rationale

✓	Use of tally sheets to effectively analyze the compensation each executive officer has accumulated to date and to fully understand the amount the executive officer could accumulate in the future	×	Other than our CEO, our executive officers do not have employment agreements

✓	Regular engagement with our stockholders to strengthen our understanding of stockholder concerns	×	No stock option repricing, reloads or exchanges without stockholder approval

At a Glance – Significant At-Risk Pay

The key elements of direct executive compensation — salary, short-term incentives, and long-term incentives awards — are designed to place a substantial portion of pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined objectives. Grants of stock options only have value to executives if the value of the Company increases through common stock price appreciation and any applicable vesting conditions are satisfied, providing a retention benefit. Time-based restricted stock units generally provide value regardless of whether our stock price increases from the date of grant, providing a retention and inducement benefit, and performance-based restricted stock units are only earned based upon our achievement of certain pre-established performance goals and generally requires continued employment for vesting, providing a retention and performance benefit.

The graph below illustrates the relative mix of pay in 2017 for our Named Executive Officers, comprised of base salary, the potential value of the target annual cash incentive earned in 2017 and paid in 2018, and the aggregate grant date fair value of the stock options (based on a Black-Scholes valuation at the time of grant) and retention-focused restricted stock unit awards granted in 2017 (the 2017 equity award mix was 50% options and 50% time-based restricted stock units,). Due to the proposed merger with Aetna and the challenges associated with structuring such awards during the merger pendency, the Committee did not award performance-based restricted stock units. After the termination of the merger agreement with Aetna, we reaffirmed our long-standing commitment to a pay for performance compensation philosophy, which includes the inclusion of performance-based equity awards in our 2018 long-term incentive mix. See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

2017 Compensation Mix

President and CEO	Other NEOs

(1)	Long-term incentive compensation includes aggregate grant date fair value of stock option awards and grant date value of restricted stock unit awards granted in 2017. In 2017, the Committee approved certain adjustments to outstanding performance-based restricted stock units granted in 2015, and the incremental value of such adjustments is not included in the table above. For more information, refer to “Elements of Compensation – Long Term Equity Awards” in this Compensation Discussion & Analysis section.

Elements of Compensation

The discussion below provides information about the various considerations taken into account with respect to our 2017 compensation program for our Named Executive Officers, including base salary, short-term incentives, equity awards, retirement plans, severance, and perquisites.

Base Salary

Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For our Named Executive Officers, base salaries were established, in conjunction with other components of total compensation, with consideration of the market median.

As in prior years, the Committee reviewed base salary information developed by the Committee’s independent compensation consultant to establish market data. We consider the market median when establishing individual salaries, which typically range from the 25th to the 75th percentile, although we also recognize the need to attract, motivate and retain qualified executives in a highly-competitive market. As such, for 2017, the Committee increased the base salaries of the Named Executive Officers by the amounts shown below:

2016-2017 Base Salary Comparison

Named Executive Officer	2016 Base Salary(1)	2017 Base Salary(1)	% Increase
Bruce D. Broussard	$1,236,000	$1,273,080	3%
Brian A. Kane	$636,540	$700,000	10	%(2)
Jody L. Bilney	$573,710	$590,921	3%
Timothy S. Huval	$573,710	$590,921	3%
Christopher M. Todoroff	$573,710	$590,921	3%

(1)	For each Named Executive Officer, the amounts disclosed represent the annualized base salary for 2016 and 2017.

(2)	The Committee, in consultation with the independent consultant, increased the base salary for Mr. Kane by 10% in recognition of his performance and evaluation of his position relative to competitive market pay levels.

Short-Term Incentives

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is at-risk by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices, and an appropriate level of risk-taking.

Description of the Plan for Named Executive Officers

Our Committee established the target percentages of 2017 base earnings paid at each of the threshold, target and maximum levels through a process of external benchmarking of total compensation against our peer group. These percentages reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based. The Committee may determine that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, debt refinancing costs, the effect of changes in accounting principles during the performance period or operational restructuring).

For 2017, our Committee continued to incorporate certain elements that align all leaders to our shared enterprise vision, including:

●

The Committee set 2017 targets for our short-term incentive compensation plan based 80% upon Adjusted earnings per share (EPS) and 20% upon pre-established consumer health metrics, to incentivize our executives to take actions to improve the health of our members.

●

Adjusted EPS provides enterprise focus on driving profitability and reinforces the importance of operational and strategic priorities. Consumer health metrics measure the participation of our members in programs and services that improve their health outcomes and lead to lower costs.

●	For 2017, our Committee pre-established threshold, target and maximum achievement payout levels to determine the final value of the award for our Named Executive Officers.

●	The performance levels were challenging goals, designed to reward our executives only for exemplary performing, taking into account actions to improve the health of our members.

●	Adjusted EPS Funding Gate, whereby performance below threshold would result in no payout.

●	Threshold performance was generally set above our 2016 results and maximum levels were set to appropriately reflect an increase over our historical performance.

EPS Performance Metric

The Committee maintained Adjusted EPS as 80% of the overall performance target because it believed that, when considering compensation for 2017, those individuals with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of a financial goal. The Committee felt that attainment of an Adjusted EPS goal would be a meaningful reflection of the success of our financial objectives and business plan, since Adjusted EPS is a comprehensive measure of income, focuses management on profitable growth and expense control, and is viewed as a strong indicator of sustained performance over the long term.

Consumer Health Participation Performance Metric

The consumer health participation performance metric, or CHP, focuses on increasing the levels of participation by our members in various programs and services proven to improve health outcomes and lower the cost of care. For 2017, the Committee maintained the five leading indicators of health outcomes to measure CHP performance that were introduced in 2015. These were selected on the basis of being applicable to the medical lines of our business, and the Company’s overall business outcomes, and were consistent with furtherance of our integrated care delivery strategy. Furthermore, they are closely aligned to the Company’s strategic vision of improving the health of the communities we serve 20% by 2020 and by making it easy for people to achieve their best health. The Committee applied these principles and determined that the following CHP components would be evaluated, averaging the performance results of each component into a single overall score:

CHP Component	Description	Weighting
Health Risk Assessment Completion (HRA)	The HRA assessment allows us to identify the new members who have the highest risk and need for our clinical programs.	4.5%

Humana At Home Chronic Care Program (HCCP) Engagement	HCCP care managers help individual members better manage their chronic conditions and achieve better health outcomes.	4.5%
In-Home Assessment Acceptance (IHA)	The in-home health and wellbeing assessment is designed to fully document a member’s health status and engage the member in our clinical programs.	4.5%

Humana Pharmacy Usage (HPS)	We believe that the use of Humana Pharmacy, our mail order pharmacy service, by our members leads to higher medication adherence.	4.5%
Go365 Participation (Go365)	Maintaining health and wellness is critical for our group members, and the Go365 program connects them to online health programs and services designed to improve and maintain their health.	2.0%

The performance levels were challenging goals, designed to reward our associates only for exemplary performance in taking actions to improve the health of our members. The threshold performance level for the CHP components were generally set above our 2016 results, and the target and maximum levels were set to appropriately reflect an increase over our historical performance, taking into account our projected new member growth.

2017 Incentive Plan Results

For 2017, the Committee approved a funding rate of 144.4% of target for our 2017 short-term incentive compensation plan results, measured in accordance with the following goals and resulting performance:

	Weighting	Minimum	Target	Maximum	Results	Funding Rate	Total Payout
		50%	100%	150%
Adjusted EPS*	80%	$9.68	$11.00	$12.32	$12.38	150.0%	120.0%

Consumer Health Measures	20%	57.3%	60.3%	63.3%	61.63%	122.17%	24.4%
							144.4%

Our adjusted EPS for 2017 was $11.71*, reflecting strong performance across our business lines. When this performance was considered by the Committee in light of the negative effect of certain investments made by management in the long-term success of the business, including:

Consideration	EPS Effect
Adjusted EPS	$11.71
Investments in our workforce to simplify and align annual pay planning to a single point in the year	$0.35
M&A expenses for transactions investing in the Company’s strategy	$0.03
Optimization of real estate portfolio by accelerating termination of leases and consolidating real estate footprint	$0.14
Contribution to the Humana Foundation	$0.15
Performance Approved by Committee	$12.38

In arriving at this determination, the Committee considered the need to preserve the intended incentives and benefits of our short-term incentive compensation plan structure, the challenges and opportunities presented in 2017 across our sector, and that our strategic business lines had performed at levels that exceeded management’s expectations in 2017.

Long-Term Incentives

Our Committee believes that equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. From time to time, we may use the following equity compensation vehicles:

●

Stock Options. The value recognized under our stock option grants reflects absolute stock price appreciation over time. We use stock options to motivate and challenge our Named Executive Officers to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements. Generally, stock options vest ratably over three years from the date of grant, subject to continued employment with the Company through the vesting date.

●

Performance-Based Restricted Stock Units (PSUs). Performance-based equity awards in the form of restricted stock units, with vesting at the end of three years contingent upon our achievement of specified financial and business growth targets over the vesting period and continued employment with the Company through the end of the vesting period, further align the economic incentives of our Named Executive Officers to those of our stockholders. In this proxy statement, we generally refer to our performance-based equity awards by their applicable three-year performance period (for example, awards granted in 2015 are referred to as our “2015-2017 performance-based awards”).

●

Time-Based Restricted Stock Units (RSUs). We may also use restricted stock unit grants to attract, retain, motivate and challenge our executives. This is accomplished through time-based vesting conditions imposed on the restricted stock units and a non-compete covenant embedded in our restricted stock unit agreements. A secondary benefit is derived from the potential added appreciation opportunity as our stock price increases. Currently, awards of restricted stock generally vest ratably in three installments over three years from the date of grant, subject to continued employment with the Company through the vesting date. For our Named Executive Officers, time-based restricted stock units are generally only used in special circumstances (e.g., retention awards) and are not part of our normal long-term incentive awards.

A Closer Look at How We Determine Equity Compensation

The Committee, with the assistance of the independent compensation consultant, determines the aggregate amounts and terms of equity compensation awards for each Named Executive Officer following a review of stock programs and competitive practices at peer companies, as well as the outstanding equity information for each executive officer using tally sheets to examine the value of prior compensation decisions.

The grant value of each award reflects the executive’s level of responsibility and past and expected future contributions to the Company’s performance. In making equity awards, the Committee generally reviews and approves the dollar value of an award to be granted to each Named Executive Officer, based on the internal and external benchmarking of total compensation discussed above. The number of shares subject to the award is then determined using the fair market value of the award on the grant date, which, in the case of stock options, is determined using a Black-Scholes methodology.

In 2017, following the termination of our proposed merger with Aetna, our Committee determined to grant special retention awards to our critical talent, in order to reset and refocus the organization, preserve associate engagement and retain our critical talent necessary to our long-term success. The recipients of these awards exhibit deep subject matter expertise or a unique knowledge of our systems and processes, are defined as “top talent” for purposes of our internal succession planning, are in business critical areas where overachievement is expected to create significant long-term value for our stockholders, or have a high cost of replacement. These retention awards were in the form of time-based restricted stock units and stock options for our Named Executive Officers, vesting fully three years from the date of grant. For more information, please refer to the “Summary Compensation Table” in this proxy statement.

A Closer Look at our 2017 Equity Awards Mix

In March 2017, following the termination of our proposed merger with Aetna, our Committee determined to grant long-term incentive awards to our Named Executive Officers in the form of an equal split of stock options and time-based restricted stock unit awards. Given the short time frame between termination of the proposed merger and the grant date of the annual awards, and the need to retain our key talent as we moved into a challenging operating environment following the termination of the merger agreement, our Committee determined that for 2017, this mix provided an appropriate balance between attraction, retention and motivation of executives and the creation of stockholder value.

Re-Introduction of Performance-Based Equity Awards in 2018

In discussions with our stockholders, our Committee reaffirmed its commitment to performance-based compensation, including the expectation to grant performance-based restricted stock awards to our Named Executive Officers in 2018. Accordingly, in February 2018, our Committee determined to award equity to our Named Executive Officers as 25% stock options, 25% restricted stock units and 50% performance-based restricted stock units with performance criteria based upon three-year cumulative goals for adjusted return on invested capital (ROIC), as it represents management’s ability to build long-term value of the organization and returns generated by investments in the company, which is highly correlated with value that is created for our stockholders. In addition, the Committee approved the application of a modifier to the final performance results based upon relative total shareholder return (rTSR), to be used as multiplier to adjust final award payouts up or down based on how the Company performed relative to our 2018 peer group. The Committee believed that this award ratio, performance measures, and the inclusion of the modifier:

●	aligns executives with the interests of our stockholders;

●	allows executive to focus on measures they have the ability to influence while also satisfying stockholder expectations of using a relative measure;

●	ensures that our long-term incentive compensation program is not overly dependent upon rTSR as an independent measure; and

●	adjusts to general economic conditions that would impact all companies in our peer group.

A Closer Look at the Performance of our 2015-2017 Performance-Based Restricted Stock Unit Awards

In February 2015, the Committee granted performance-based equity awards to our then-serving named executive officers, with performance criteria for these awards based upon three-year cumulative goals for (a) strategic membership growth and (b) return on invested capital (ROIC), further linking executive compensation to the Company’s performance. The following discloses the three-year cumulative goals originally included in the 2015-2017 performance-based awards, which provide for incremental payout between steps (depending upon performance, up to 200% of the target performance-based awards may be earned):

Strategic Membership Growth
		584,000 members	711,000 members	842,000 members
Financial: ROIC	>=10.0%	Achievement at 50%	Achievement at 75%	Achievement at 100%
	11.0%	Achievement at 75%	Achievement at 100%	Achievement at 150%
	>=12.5%	Achievement at 100%	Achievement at 150%	Achievement at 200%

The Committee based the performance goals on strategic membership growth and ROIC because at the time, the Committee believed the combined use of these metrics were the most comprehensive factors for driving sustainable growth and returns in our business. Achievement of the goals would be challenging and would require superior performance at either the target or maximum payout levels, considering the historical membership growth rates of both Humana and the Medicare Advantage industry as a whole, our 2015-2017 strategic plan and the implications of various ROIC results on the implementation of that plan, and the degree to which the operating success of the Company would be reflected in achievement of each performance criteria.

When determining the vesting of performance-based restricted stock units granted in 2015 for the 2015-2017 performance period (which we refer to as the 2015 PSUs), the Committee determined that the business and external environment had materially changed as a result of the proposed transaction with Aetna Inc. Specifically, the committee considered that the challenging operating environment resulting from the proposed merger had extended over two Medicare Annual Election periods and therefore negatively impacted the Company’s strategic membership growth for a significant portion of the relevant performance period for the 2015 PSUs. Furthermore, the Committee considered that competitor actions taken as a result of the proposed merger and the announced intention to divest assets in certain geographies in connection with the regulatory approvals process has hampered our ability to grow in those geographies, which had fundamentally impacted the Company’s membership growth projections from the plan originally considered in connection with the 2015 PSUs, therefore making an accurate determination of the true performance of the measure challenging. In addition. the Committee determined that the ROIC as a single measure was appropriate as it represents management’s ability to build long-term value for the organization and returns generated by investments in the Company, which is highly correlated with value that is created for our stockholders.

In consultation with the Committee’s independent compensation consultant and after considering a variety of factors, including but not limited to, the overall TSR performance compared to our Peer Group and the broader market, 3-year ROIC performance, and the need to retain our executive officers and other key associates during the prolonged regulatory review period for our proposed merger with Aetna, the Committee determined to modify the 2015 PSUs whereby strategic membership would not be considered in calculating the outcome of the performance metrics, and the Committee would assess performance of the 2015 PSUs based solely on the Company’s 3-year ROIC results. Over the performance period our 3-year ROIC performance was 10.9%, which resulted in a final vesting of the 2015 PSUs at 95% of their target award level. For more information, please refer to the section entitled, “Elements of Compensation – Long-term incentives.”

Other Compensation Considerations

Severance/Change in Control

Mr. Broussard

The amended and restated employment agreement that we have with Mr. Broussard, our President and CEO, which we refer to as the Broussard Agreement, governs any severance or change in control payments for Mr. Broussard. There are no excise tax gross-up provisions in the Broussard Agreement. For a description of the severance benefits to which Mr. Broussard would be entitled upon a termination of employment, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Other Named Executive Officers

The Company maintains a severance policy, which we refer to as the Severance Policy, for all of our Named Executive Officers, except for Mr. Broussard (whose severance is covered by the Broussard Agreement). The Severance Policy provides our Named Executive Officers with severance benefits upon certain qualifying terminations of employment. In 2017, our Committee refreshed our Severance Policy, which was established in 1999 and last amended in 2007. Under the terms of the revised Severance Policy:

●	Benefits are calculated based upon an 18 month severance period, with cash severance determined as a multiple of base salary only; and

●

The Named Executive Officer is required to enter into a written agreement that forbids him or her from competing and includes specific provisions relating to non-disparagement, non-solicit and cooperation.

For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment that qualifies for severance pursuant to the Severance Policy, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

In addition, because we operate in a highly competitive, complex and consolidating industry, we have adopted a Change In Control Policy (the CIC Policy), which will replace individual change in control agreements, or CIC Agreements, that we previously had with all of our executive officers, including our Named Executive Officers (except for Mr. Broussard, whose severance in the event of a Change in Control would be governed by the Broussard Agreement) going forward. Pursuant to the CIC Policy, in the event that the Named Executive Officer’s employment is terminated by the Company without Cause or by the Named Executive Officer for Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Policy), or by the Company without Cause under certain circumstances prior to a Change in Control, certain benefits will be provided to these executives.

Under the CIC Agreements, in the event of a termination of employment under the circumstances described above, our Named Executive Officers are entitled to receive a severance payment in the amount of:

●	Two times the sum of each such officer’s annual base salary and the target incentive compensation payable to him or her for the year in which termination occurs; and

●

Health, life and disability insurance coverage would be provided generally for eighteen months following termination unless the participant dies or is eligible for comparable coverage from another source.

The existing CIC Agreements and the CIC Policy (and the Change in Control provisions of the Broussard Agreement) provide for cash severance benefits payable only upon a “double trigger” (i.e., two events must occur before any severance payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement or CIC Policy, as applicable, and such termination must have occurred during a specified period after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred). The Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control (so called “single trigger’), because we believe this to be more consistent with the purpose of encouraging the continued employment and focus of our Named Executive Officers and the CIC Policy, as applicable, following a Change in Control. We believe that the CIC Agreements for our Named Executive Officers allowed our executives to devote their time to the duties of running our Company without being distracted by any potential Change in Control, and also have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements and the CIC Policy are appropriate because they are comparable to similarly situated senior executives across U.S. industries.

For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment in connection with a Change in Control or in the event of a termination of employment in other circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. For 2017, these benefits included limited personal use of Company aircraft for our CEO and CFO, and for all Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, and reimbursement for relocation.

Clawbacks

Our Committee has adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations. The clawback policy:

●	applies to all executive officers;

●	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

●

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

●	grants discretion to the Committee with respect to the application of the clawback provision.

Hedging and Pledging Transactions

We consider it improper for our associates to engage in short-term, speculative transactions in our securities, and therefore prohibit short sales of Company securities, as well as transactions designed to hedge or offset any decreases in the market value of Company securities, including transactions in puts, calls or other derivative securities. We therefore have a policy prohibiting directors and executive officers from engaging in certain monetization transactions, including holding Company securities in margin accounts or pledging Company securities as collateral.

Stock Ownership Guidelines

The Board of Directors believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consequently, the Board of Directors has established stock ownership guidelines for the Company’s executive officers.

Stock ownership guidelines are expressed as a multiple of base salary, and require minimum levels of Humana common stock ownership, excluding Shares held in retirement accounts and unexercised stock options. In addition, the stock ownership guidelines provide that any Shares owned by an executive officer (or shares received upon the exercise of stock options or vesting of restricted stock or restricted stock units, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained. In 2017, as part of the refreshment of our compensation program, our Committee considered revisions to the above stock ownership guidelines, as recommended by our management and independent compensation consultant. Effective April 1, 2018, the minimum level of Humana common stock ownership for the CEO will be six times the CEO’s base salary, and the Company’s senior vice presidents will be subject to a minimum ownership requirement equivalent to their base salary.

Executive Level	2017 Stock Ownership Multiple	2018 Stock Ownership Multiple
Chief Executive Officer	5 x Base Salary	6x Base Salary
CEO Direct Reports (including all NEOs)	3 x Base Salary	3x Base Salary
Senior Vice Presidents	N/A	1x Base Salary

At all times during 2017, our executive officers were in compliance with our stock ownership guidelines, and no waiver to those guidelines were requested from, or granted by, our Board of Directors.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2017 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this proxy statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

W. Roy Dunbar, Chairman David A. Jones, Jr. William E. Mitchell David B. Nash, M.D.

*	We have included an Adjusted EPS financial measure (not in accordance with Generally Accepted Accounting Principles (GAAP)) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and our investors in analyzing our ongoing business and operating performance. The excluded items (the net gain associated with the termination of the proposed merger agreement with Aetna, amortization expense for identifiable intangibles, the beneficial effect of a lower effective tax rate in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance fee in 2017, a guaranty fund assessment expense to support policyholder obligations of an unaffiliated third-party insurance company, operating results associated with our individual commercial business, charges associated with voluntary and involuntary workforce reduction programs, costs associated with the early retirement of debt in the fourth quarter of 2017, and the impact of re-measuring certain deferred tax assets at a lower corporate tax rate under the recent tax reform) are not recurring parts of our operating plan. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. To reconcile the non-GAAP to the GAAP amount, a $4.31 net gain associated with the termination of the proposed merger agreement with Aetna, amortization expense for identifiable intangibles of $0.32, the beneficial effect of a lower effective tax rate in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance fee in 2017 in the amount of $2.15, a guaranty fund assessment expense in the amount of $0.24 to support policyholder obligations of an unaffiliated third-party insurance company, $0.84 in operating results associated with our individual commercial business, charges in the amount of $0.64 associated with voluntary and involuntary workforce reduction programs, $0.08 in costs associated with the early retirement of debt in the fourth quarter of 2017, and the impact of re-measuring certain deferred tax assets at a lower corporate tax rate under the recent tax reform in the amount of $.92, should each be considered, to arrive at GAAP EPS of $16.81.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last three fiscal years by (i) Bruce D. Broussard, our President and Chief Executive Officer, (ii) Brian A. Kane, our Chief Financial Officer, and (iii) each of our three other highest compensated executive officers serving at December 31, 2017 (we collectively refer to these officers in this proxy statement as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Bruce D. Broussard, President and Chief Executive Officer(6)	2017	1,272,367	—	10,196,821	5,279,241	2,671,970	—	348,124	19,768,525
	2016	1,235,446	—	11,888,551	4,370,743	1,973,624	—	254,036	19,722,400
	2015	1,243,087	—	4,374,947	4,390,051	0	—	331,774	10,339,859
Brian A. Kane, Chief Financial Officer	2017	698,779	—	2,367,097	1,494,046	978,291	—	120,261	5,658,476
	2016	636,254	—	2,588,908	774,252	677,610	—	106,617	4,783,641
	2015	641,076	—	774,984	777,675	0	—	126,475	2,320,210
Jody L. Bilney, Chief Consumer Officer	2017	590,590	—	2,029,669	1,157,928	826,826	—	138,740	4,743,755
	2016	573,452	—	2,277,660	774,252	610,726	—	101,215	4,337,305
	2015	577,798	—	774,984	777,675	0	—	128,662	2,259,119
Timothy S. Huval, Chief Human Resources Officer	2017	590,590	—	2,029,669	1,157,928	826,826	—	134,783	4,739,797
	2016	573,453	—	2,277,660	774,252	610,727	—	87,704	4,323,796
	2015	578,098	—	774,984	777,675	0	—	126,541	2,257,298
Christopher M. Todoroff, Chief Legal Officer	2017	590,590	—	2,029,609	1,158,105	826,826	—	99,267	4,704,398
(1)	The amounts listed under the column “Stock Awards” in the Summary Compensation Table above disclose (i) the aggregate grant date fair value of equity awards granted in the 2017 fiscal year, as well as in prior periods, and (ii) the aggregate incremental fair market value calculated in accordance with FASB ASC Topic 718 in connection with a modification of certain performance-based restricted stock units, in each case calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.”

As discussed under the “Compensation Discussion and Analysis” section of this proxy statement, with respect to performance-based restricted stock units granted in 2015 (the 2015 PSUs), the Committee considered certain changes to our business and external environment resulting from the proposed merger with Aetna, as well as our need to retain our executive officers and other key associates following the termination of the proposed merger. Specifically, the Committee considered that the challenging operating environment resulting from the proposed merger had extended over two Medicare Annual Election periods and therefore negatively impacted the company’s strategic membership growth for a significant portion of the relevant performance period for the 2015 PSUs. Furthermore, the Committee considered that competitor actions taken as a result of the proposed merger and the announced intention to divest assets in certain geographies in connection with the regulatory approvals process had hampered our ability to grow in those geographies. Taken together, these factors fundamentally impacted the Company’s membership growth projections from the plan originally considered in connection with the 2015 PSUs, therefore making an accurate determination of the true performance of the measure challenging. Considering all of this, the Committee determined that the Company’s strategic membership growth would not be considered for purposes of determining the outcome of the performance metrics for the 2015 PSUs, and that the sole metric would therefore be ROIC. As a result of the Committee’s determination and resulting adjustments, the 2015 PSUs vested at 95% of the target level, rather than at a 0% level had the adjustments not been applied. Therefore, the aggregate incremental fair market value resulting from this modification included in the amounts listed above under the column “Stock Awards” for each Named Executive Officer is calculated as the fair market value on the date of the modification multiplied by the total number of restricted stock units expected to vest, with the following results:

Named Executive Officer	Incremental Fair Value
Bruce D. Broussard	$4,896,896
Brian A. Kane	$867,368
Jody L. Bilney	$867,368
Timothy S. Huval	$867,368
Christopher M. Todoroff	$867,368

(2)	The amounts listed under the “Option Awards” column in the Summary Compensation Table above disclose the aggregate grant date fair value of stock option awards granted in the 2017 fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.” Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017, describes the assumptions used to determine the grant date fair value for overall Company stock options.

The assumptions used for valuing the Named Executive Officers’ stock options as a group, applying the Black-Scholes methodology, were as follows:

	2017	2016	2015
Weighted Average Fair Value at Grant Date	$49.85	$37.22	$37.01
Expected Option Life (Years)	4.1	4.2	4.2
Expected Volatility	27.1%	27.5%	27.4%
Risk Free Interest Rate	2.0%	1.1%	1.4%
Dividend Yield	0.7%	0.7%	0.7%

(3)	The amounts listed include special retention awards that were granted to certain critical talent, including certain of our NEOs, following the termination of our proposed merger with Aetna, in order to reset and refocus the organization, preserve associate engagement and retention where necessary to our long-term success. The recipients of these awards exhibit deep subject matter expertise or a unique knowledge of our systems and processes, are defined as “top talent” for purposes of our internal succession planning, are in business critical areas where overachievement is expected to create significant long-term value for our stockholders, or have a high cost of replacement. These retention awards were in the form of time-based restricted stock units and stock options, each fully vesting or becoming exercisable three years from the date of grant. Included in the amounts above are the following retention awards for our Named Executive Officers:

Named Executive Officer	2017 Retention Awards
	RSUs	Options
Bruce D. Broussard	$0	0
Brian A. Kane	$499,837	$497,997
Jody L. Bilney	$387,434	$385,975
Timothy S. Huval	$387,434	$385,975
Christopher M. Todoroff	$387,374	$386,089

(4)	For a discussion of the potential ranges that could have been earned in 2017 under our short-term incentive compensation plan, see the Grants of Plan-Based Awards table, and for a discussion of the actual amounts awarded to our Named Executive Officers in light of the Company’s performance, see the section entitled, “Elements of Compensation—Annual Cash Incentives” in this proxy statement.

(5)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan and the Humana Retirement Savings Plan; personal use of Company aircraft; a matching charitable gift program; financial planning assistance; life insurance benefits; wellness incentives; and physicals, as further described in the table below.

	Company Contributions to Humana Retirement Equalization Plan ($)(a)	Company Contributions to Humana Retirement Savings Plan ($)	Personal Use of Company Aircraft ($)(b)	Matching Charitable Contributions ($)	Financial Planning ($)	Other ($)(c)
Bruce D. Broussard	223,266	20,250	43,344	25,000	20,286	15,980
Brian A. Kane	44,810	20,250	12,911	20,000	19,772	2,520
Jody L. Bilney	69,869	20,250	0	20,000	19,474	9,149
Timothy S. Huval	69,869	20,250	0	20,000	19,772	4,893
Christopher M. Todoroff	69,869	20,250	0	0	0	9,149

(a)	This amount is also listed in the Nonqualified Deferred Compensation table.

(b)	The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

(c)	Includes life insurance, wellness incentives and physicals.

(6)	As previously noted in in the section “Other Compensation Considerations – Severance/Change in Control” in the “Compensation Discussion and Analysis” section of this proxy statement, the Broussard Agreement provides for the following compensation elements: (i) annual base salary of not less than $1,120,000 (currently $1,273,080 per annum), (ii) target annual incentive equal to 150% of his annual base salary (“Target Annual Incentive”) and a maximum annual incentive equal to 150% of his target incentive (i.e., 225% of his annual base salary), (iii) a long-term incentive award to be granted at the discretion of the Committee in February of each year determined on the same basis as the Committee values such awards generally and in a form and on terms comparable to the long-term incentive awards to be granted to other senior executives, and (iv) participation in all benefit plans, including retirement plans and perquisites, made available by the Company to other senior executives. In addition, the Broussard Agreement provides for certain severance and other termination benefits which are described in footnote 1 to the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this proxy statement.

CEO PAY RATIO

Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee using our employee population as of December 31, 2017, which included all 46,000 global full-time, part-time, temporary, and seasonal employees employed on that date. We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. For our consistently applied compensation measure, we used W-2 earnings. We then calculated the median employee’s compensation in the same manner as the named executive officers in the Summary Compensation Table. Our median employee compensation was $57,385. Our Chief Executive Officer compensation was $19,768,525. Accordingly, our CEO to Employee Pay Ratio is 344:1.

Grants of Plan-Based Awards

The following table provides information about equity awards granted in 2017 under our 2011 Stock Incentive Plan, which we refer to as the 2011 Stock Plan, and the range of potential payments earned in 2017 under our short-term incentive compensation plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Bruce D. Broussard	03/08/2017		954,810	1,909,620	2,864,430
	03/08/2017									105,529	217.4150	217.45	5,256,378
	03/08/2017									459	217.4150	217.45	22,863
	03/08/2017								24,377			217.45	5,299,925
	06/28/2017	(6)							20,460			239.76	4,896,896
Brian A. Kane	03/08/2017		350,000	700,000	1,050,000
	03/08/2017									19,997	217.415	217.45	996,047
	03/08/2017									9,539	217.415	217.45	475,136
	03/08/2017									459	217.415	217.45	22,863
	03/08/2017								4,599			217.45	999,892
	03/08/2017								2,299			217.45	499,837
	06/28/2017	(6)							3,624			239.76	867,368
Jody L. Bilney	03/08/2017		295,461	590,921	886,382
	03/08/2017									15,498	217.4150	217.45	771,952
	03/08/2017									7,290	217.4150	217.45	363,113
	03/08/2017									459	217.4150	217.45	22,863
	03/08/2017								3,564			217.45	774,867
	03/08/2017								1,782			217.45	387,434
	06/28/2017	(6)							3,624			239.76	867,368
Timothy S. Huval	03/08/2017		295,461	590,921	886,382
	03/08/2017									15,498	217.4150	217.45	771,952
	03/08/2017									7,290	217.4150	217.45	363,113
	03/08/2017									459	217.4150	217.45	22,863
	03/08/2017								3,564			217.45	774,867
	03/08/2017								1,782			217.45	387,434
	06/28/2017	(6)							3,624			239.76	867,368
Christopher M. Todoroff	03/08/2017		295,461	590,921	886,382
	03/08/2017									15,039	217.4150	217.45	749,090
	06/28/2017									7,366	239.12	239.76	386,152
	03/08/2017									459	217.4150	217.45	22,863
	03/08/2017								3,564			217.45	774,867
	06/28/2017								1,620			239.76	387,374
	06/28/2017	(6)							3,624			239.76	867,368

(1)	Amounts calculated based upon annualized base salary, rather than actual amounts paid, for 2017. The actual payment of incentive compensation is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table under “Executive Compensation” in this proxy statement. In 2017, for our CEO, the threshold, target and maximum opportunity, as a percentage of base salary, were 75%, 150% and 225%, respectively, and for our other Named Executive Officers, were 50%, 100% and 150%, respectively.

(2)	In 2017, our Named Executive Officers were awarded 50% of their equity grants in the form of stock options and 50% in the form of time-based restricted stock units. The restricted stock units generally vest in equal annual one-third installments from the date of grant to the extent the Named Executive Officer continues to be employed through the applicable vesting date, other than restricted stock units granted in connection with a special retention grant, which vest fully three years from the date of grant.

(3)	Stock options awarded to our Named Executive Officers are incentive stock options to the extent allowed by regulation and the balance are treated as nonqualified stock options. Stock options granted to our Named Executive Officers vest and become exercisable in equal annual one-third installments from the date of grant, other than options granted in connection with a special retention grant, which vest fully three years from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2011 Stock Plan, all outstanding stock options granted prior to July 2, 2015 (other than those granted to Mr. Broussard), become fully vested and immediately exercisable in their entirety (see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for further detail and for a quantification of the acceleration of stock options upon a Change in Control). As of February 2018, there were no longer any unvested outstanding options that had been granted prior to July 2, 2015. Options granted to Mr. Broussard will vest upon a qualifying termination of employment following a Change in Control. The exercise price may be paid in cash or, at the discretion of the Committee, in shares of our common stock valued at the fair market value on the date of exercise or any combination thereof. Under our stock plans, the Board may not reduce the exercise price for options or stock appreciation rights by re-pricing or replacing any option award.

(4)	Options under our stock plans cannot be granted at less than the Fair Market Value, defined in our stock plans as the average of the highest and lowest reported sales prices of our common stock in transactions reported on the composite tape by the NYSE on the grant date. Our stock plans were approved by our Board of Directors and by our stockholders.

(5)	Discloses the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in the fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Performance-based restricted stock unit awards are disclosed at target value, based upon the probable outcome of the performance conditions.

(6)	Each Named Executive Officer was granted performance-based restricted stock units on February 24, 2015, the vesting of which was tied, in part, to the Company’s strategic membership growth and return on invested capital (ROIC). As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in June 2017, the Committee determined that certain factors had fundamentally impacted the Company’s membership growth projections from the plan originally considered in connection with the 2015 PSUs, therefore making an accurate determination of the true performance of the measure challenging. Considering all of this, the Committee determined that the Company’s strategic membership growth would not be considered for purposes of determining the outcome of the performance metrics for the 2015 PSUs, and that the sole metric would therefore be ROIC, capped at the target level of performance. Therefore, the amount set forth in this row is the aggregate incremental fair market value resulting from this modification, calculated as the fair market value of each unit on the date of the Committee’s action multiplied by the number of restricted stock units expected to vest as a result of the modification.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option, restricted stock units and performance-based restricted stock unit holdings of our Named Executive Officers as of December 31, 2017.

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Bruce D. Broussard	0	39,542		164.6450	02/24/2022	(1)
	0	78,294		167.8050	02/18/2023	(2)
	0	105,988		217.4150	03/08/2024	(3)

							20,460	(6)	5,075,512
							8,693	(5)	2,156,473
							16,252	(6)	4,031,634
Brian A. Kane	14,009	7,005		164.6450	02/24/2022	(1)
	6,934	13,870		167.8050	02/18/2023	(2)
	0	19,997		217.4150	03/08/2024	(3)
	0	9,998		217.4150	03/08/2024	(4)
							3,624	(6)	899,005
							1,540	(7)	382,028
							2,299	(8)	570,313
							3,067	(9)	760,831
Jody L. Bilney	7,054	0		102.1550	02/18/2021
	14,009	7,005		164.6450	02/24/2022	(1)
	6,934	13,870		167.8050	02/18/2023	(2)
	0	15,498		217.4150	03/08/2024	(3)
	0	7,749		217.4150	03/08/2024	(4)
							3,624	(6)	899,005
							1,540	(7)	382,028
							1,782	(8)	442,061
							2,377	(9)	589,662
Timothy S. Huval	0	7,005		164.6450	02/24/2022	(1)
	0	13,870		167.8050	02/18/2023	(2)
	0	15,498		217.4150	03/08/2024	(3)
	0	7,749		217.4150	03/08/2024	(4)
							3,624	(6)	899,005
							1,540	(7)	382,028
							1,782	(8)	442,061
							2,377	(9)	589,662

		Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Christopher M. Todoroff	0	7,005		164.6450	02/24/2022	(1)
	0	13,870		167.8050	02/18/2023	(2)
	0	15,498		217.4150	03/08/2024	(3)
	0	7,366		239.1200	06/28/2024	(5)
							3,624	(6)	899,005
							1,540	(7)	382,028
							2,377	(9)	589,662
							1,620	(10)	401,873

(1)	Options granted on February 24, 2015, vesting ratably over three years with full vesting on February 24, 2018.

(2)	Options granted on February 18, 2016, vesting ratably over three years with full vesting on February 18, 2019.

(3)	Options granted on March 8, 2017, vesting ratably over three years with full vesting on March 8, 2020.

(4)	Options granted on March 8, 2017, vesting fully three years from the date of grant.

(5)	Options granted on June 28, 2017, vesting fully three years from the date of grant.

(6)	Performance-based restricted stock units awarded on February 24, 2015, fully vested on February 24, 2018. The number of shares reported is based upon achievement of performance goals at 95% of the target performance, based on an adjustment made by the Committee, as discussed further in the “Compensation Discussion & Analysis” section of this proxy statement.

(7)	Restricted stock units awarded on February 18, 2016, vesting ratably over three years with an initial tranche vested on December 15, 2016, and full vesting on December 15, 2018.

(8)	Restricted stock units awarded on March 8, 2017, vesting fully three years from the date of grant.

(9)	Restricted stock units awarded on March 8, 2017, vesting ratably over three years with an initial tranche vested on December 15, 2017, and full vesting on December 15, 2019.

(10)	Restricted stock units awarded on June 28, 2017, vesting fully three years from the date of grant.

(11)	Based on the closing stock price on December 29, 2017 of $248.07.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by, and shares acquired upon the vesting of restricted stock units held by, our Named Executive Officers in 2017. Options exercised or vested restricted stock units may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply the actual receipt of monies.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Bruce D. Broussard	185,852	14,696,228	70,072	15,199,614
Brian A. Kane	—	—	—	—
Jody L. Bilney	8,032	1,190,044	13,377	2,878,285
Timothy S. Huval	18,968	1,362,059	13,377	2,878,285
Christopher M. Todoroff	40,710	4,005,035	13,377	2,878,285

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the NYSE composite tape and the exercise price of the options on the date of exercise.

(2)	The Value Realized on Vesting is based on the Fair Market Value of our common stock as reported on the composite tape by the NYSE on the date of vesting.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Humana Retirement Equalization Plan contributions and earnings for the Named Executive Officers in 2017.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Bruce D. Broussard	—	223,266	123,749	—	1,134,323
Brian A. Kane	—	44,810	22,197	—	198,219
Jody L. Bilney	—	69,869	27,049	—	264,389
Timothy S. Huval	—	69,869	4,278	—	327,300
Christopher M. Todoroff	—	69,869	76,949	—	611,898

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table in this proxy statement.

We have a 401(k) plan, the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan. The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2017, once an individual is paid $270,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2017. The Company matches 125% of the first 6% of employee salary deferrals. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a change in control of the Company. Distribution of benefits may take the form of a lump sum payment, periodic installments not to exceed twenty (20) years, or an annuity — if the Humana Retirement Equalization Plan balance exceeds $100,000. All of the Named Executive Officers, except Mr. Broussard (who elected installments for 10 years following termination), eligible for a contribution under the Humana Retirement Equalization Plan in 2017 will receive a lump sum payment upon termination.

Potential Payments Upon Termination or Change in Control of the Company

In accordance with our past disclosure practice, the table below discloses amounts payable to our Named Executive Officers under various scenarios had such occurred as of December 31, 2017. The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a change in control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a change in control. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table. The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(3) (e)	Change in Control(4) (f)
Bruce D. Broussard (1)
• Severance	$0	$6,365,400	$0	$0	$0	$6,365,400
• Life, Health & Other Benefits (7)	0	0	0	0	0	44,929
• Stock Options (accelerated) (1)	0	0	0	0	13,140,998	13,140,998
• Restricted Stock Units (accelerated) (1)	0	0	0	0	12,850,915	6,222,530

• Subtotal: Termination Related Payments	$0	$6,365,400	$0	$0	$25,991,913	$25,773,857

• Stock Options (vested) (1)(3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	1,134,323	1,134,323	1,134,323	1,134,323	1,134,323	1,134,323

Subtotal: Currently Vested Amounts	$1,134,323	$1,134,323	$1,134,323	$1,134,323	$1,134,323	$1,134,323

• Mr. Broussard’s Totals	$1,134,323	$7,499,723	$1,134,323	$1,134,323	$27,126,236	$26,908,180

Brian A. Kane
• Severance (2)	$0	$875,000	$0	$0	$0	$2,100,000
• Life, Health & Other Benefits (7)	0	0	0	0	0	17,327
• Stock Options (accelerated) (3)	0	0	0	0	2,687,365	2,687,365
• Restricted Stock Units (accelerated) (3)	0	0	0	0	4,071,024	4,071,024

• Subtotal: Termination Related Payments	$0	$875,000	$0	$0	$6,758,389	$8,875,716

• Stock Options (vested) (3)	1,754,159	1,754,159	0	1,754,159	1,754,159	1,754,159
• Supplemental Retirement Plan (5)	198,219	198,219	198,219	198,219	198,219	198,219

Subtotal: Currently Vested Amounts	$1,952,378	$1,952,378	$198,219	$1,952,378	$1,952,378	$1,952,378

• Mr. Kane’s Totals	$1,952,378	$2,827,378	$198,219	$1,952,378	$8,710,767	$10,828,094

Jody L. Bilney
• Severance (2)	$0	$787,895	$0	$0	$0	$1,772,763
• Life, Health & Other Benefits (7)	0	0	0	0	0	28,720
• Stock Options (accelerated) (3)	0	0	0	0	2,471,192	2,471,192
• Restricted Stock Units (accelerated) (3)	0	0	0	0	3,769,937	3,769,937

• Subtotal: Termination Related Payments	$0	$787,895	$0	$0	$6,241,129	$8,042,612

• Stock Options (vested) (3)	2,793,178	2,793,178	0	2,793,178	2,793,178	2,793,178
• Supplemental Retirement Plan (5)	264,389	264,389	264,389	264,389	264,389	264,389

Subtotal: Currently Vested Amounts	$3,057,567	$3,057,567	$264,389	$3,057,567	$3,057,567	$3,057,567

• Ms. Bilney’s Totals	$3,057,567	$3,845,462	$264,389	$3,057,567	$9,298,696	$11,100,179

Timothy S. Huval
• Severance (2)	$0	$837,138	$0	$0	$0	$1,772,763
• Life, Health & Other Benefits (7)	0	0	0	0	0	40,820
• Stock Options (accelerated) (3)	0	0	0	0	2,471,192	2,471,192
• Restricted Stock Units (accelerated) (3)	0	0	0	0	3,769,937	3,769,937

• Subtotal: Termination Related Payments	$0	$837,138	$0	$0	$6,241,129	$8,054,712

• Stock Options (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	327,300	327,300	327,300	327,300	327,300	327,300

Subtotal: Currently Vested Amounts	$327,300	$327,300	$327,300	$327,300	$327,300	$327,300

• Mr. Huval’s Totals	$327,300	$1,164,438	$327,300	$327,300	$6,568,429	$8,382,012

Christopher M. Todoroff
• Severance (2)	$0	$886,382	$0	$0	$0	$1,772,763
• Life, Health & Other Benefits (7)	0	0	0	0	0	28,038
• Stock Options (accelerated) (3)	0	0	0	0	2,299,044	2,299,044
• Restricted Stock Units (accelerated) (3)	0	0	0	0	3,729,526	3,729,526

• Subtotal: Termination Related Payments	$0	$886,382	$0	$0	$6,028,570	$7,829,371

• Stock Options (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	611,898	611,898	611,898	611,898	611,898	611,898

Subtotal: Currently Vested Amounts	$611,898	$611,898	$611,898	$611,898	$611,898	$611,898

• Mr. Todoroff’s Totals	$611,898	$1,498,280	$611,898	$611,898	$6,640,468	$8,441,269

(1) Broussard Employment Agreement

As previously noted in in the section “Other Compensation Considerations – Severance/Change in Control” in the “Compensation Discussion and Analysis” section of this proxy statement, on July 2, 2015 we entered into the Amendment with Mr. Broussard, which amended the Broussard Agreement. The table above discloses potential payments upon termination or a Change in Control that would be owed to Mr. Broussard under the Broussard Agreement, as amended on July 2, 2015.

Pursuant to the Broussard Agreement, if Mr. Broussard’s employment is terminated (a) by the Company other than for Cause or Disability or (b) by Mr. Broussard for Good Reason, in addition to accrued compensation, we will pay or provide to Mr. Broussard, (i) a pro-rated portion of the annual incentive he would have earned for the entire year based on the Company’s actual performance or, in the case of a calendar year that ends after a Change in Control, based on the Target Annual Incentive (a “Pro-Rated Incentive Payment”), (ii) an amount equal to the sum of (x) two times Mr. Broussard’s then-current base salary plus (y) two times the Target Annual Incentive for the fiscal year in which the Termination Date occurs (or one times the Target Annual Incentive if the Termination Date occurs after December 31, 2017), and (iii) continuation of coverage for Mr. Broussard and his dependents under the Company’s medical and dental benefit plans at the same cost to Mr. Broussard as if his employment had continued, until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer. Mr. Broussard would have Good Reason to resign and trigger severance benefits upon the occurrence of one of the following: (i) a material and adverse change in Mr. Broussard’s duties, authorities and responsibilities, (ii) a reduction in Mr. Broussard’s base salary or target incentive opportunity, other than in connection with an across-the-board reduction applicable to all senior executives of the Company, (iii) the relocation of Mr. Broussard’s principal place of business resulting in an increase in Mr. Broussard’s one-way commute of more than 30 miles, or (iv) the failure of the Company to continue in effect a material incentive or other compensation plan unless the Company substitutes a plan providing substantially equivalent compensation opportunities.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards upon a termination of Mr. Broussard’s employment by us without Cause or by Mr. Broussard for Good Reason in circumstances not related to a Change in Control, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	a pro-rated portion of all time-based equity awards other than stock options will become vested and all restrictions on that portion will lapse as of the termination date;

(ii)	all unvested stock options will be forfeited;

(iii)	all vested stock options will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option; and

(iv)	a pro-rated portion of all performance-based equity awards other than stock options will remain outstanding until the end of the applicable performance period (or, if earlier, upon a Change in Control) and the vesting will be determined based on (a) actual level of performance attained, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance.

In the table above, time-based equity awards other than stock options are shown assuming pro rata vesting as of December 31, 2017, and performance-based equity awards that are subject to continued vesting requirements are not included.

In the event that Mr. Broussard’s employment is terminated by us other than for Cause or by Mr. Broussard for Good Reason within 24 months following a Change in Control (as defined in the Broussard Agreement), or by us without Cause under certain circumstances prior to a Change in Control, in addition to accrued compensation, we will pay or provide to Mr. Broussard: (i) a Pro-Rated Incentive Payment, (ii) an amount equal to two times the sum of (x) Mr. Broussard’s then-current base salary plus (y) the Target Annual Incentive for the fiscal year in which the Termination Date occurs, and (iii) continuation, at the Company’s expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents until the earliest of 24 months following termination or the effective date of Mr. Broussard’s coverage under equivalent benefits from a new employer.

In addition to the above, the following will apply to Mr. Broussard’s equity-based compensation awards upon a Change in Control Termination, notwithstanding any contract provision in the applicable award agreement or plan under which the award is granted:

(i)	all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the date of termination;

(ii)	all time-based stock options will become vested and exercisable as of the date of termination;

(iii)	all performance-based stock options will become vested and exercisable as of the date of termination as if the target performance level had been attained;

(iv)	all vested stock options (including those that vest pursuant to clause (ii) above) will remain outstanding and exercisable until the earlier of the second anniversary of the date of termination and the term of the stock option; and

(v)	all of the shares subject to outstanding performance-based equity awards other than stock options will remain outstanding and the vesting (which will not be prorated) will be determined based on (a) actual level of performance attained for any performance period that ends prior to the Change in Control, or (b) in the case of any performance period that ends after a Change in Control, the target level of performance. Performance-based equity awards other than stock options that are subject to continued vesting requirements are not included in the table above.

In the event that Mr. Broussard’s employment is terminated due to his death or Disability, we would pay or provide (i) a Pro-Rated Incentive Payment and (ii) (A) continuation of coverage for Mr. Broussard and his dependents under our medical and dental benefit plans at the same cost to Mr. Broussard or his dependents as if his employment had continued, for up to 18 months, if such termination is before a Change in Control, or (B) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. Broussard and his dependents for 24 months, if such termination is on or after a Change in Control. In addition, any outstanding equity awards held by Mr. Broussard upon the termination of his employment due to death or Disability will be treated as follows: (i) all time-based equity awards other than stock options will become vested and all restrictions thereon will lapse as of the termination date, (ii) all time-based stock options will become vested and exercisable as of the termination date, (iii) all performance-based stock options will become vested and exercisable as of the termination date as if the target performance level had been attained, (iv) all vested stock options (including those that vest pursuant to clauses (ii) and (iii)) will remain outstanding and exercisable until the earlier of the second anniversary of the termination date and the term of the stock option, and (v) a pro-rated portion of all performance-based equity awards other than stock options that would have vested at the end of the applicable performance period had the target performance level been attained will vest as of the termination date. In the table above, performance-based equity awards are shown at the target level of performance.

Pursuant to our long-standing Company policy, the Broussard Agreement does not contain an excise tax gross-up provision with respect to payments contingent upon a change in control. The Broussard Agreement does provide that, if (i) Mr. Broussard had become entitled to payments that would have been “parachute payments” in connection with a change in control of the Company that would have subjected him to the excise tax under Section 4999 of the Internal Revenue Code and (ii) the aggregate amount of such payments that he would have received, after all taxes, had been less than he would have received if such payments were reduced below the threshold above which the excise tax would have applied, then (iii) such payments would have been reduced to $1.00 below such threshold so that Mr. Broussard would not have become subject to the excise tax.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999, and last amended in 2017 (with an effective date of January 1, 2018). The Severance Policy covers all of our Named Executive Officers, except for Mr. Broussard (whose payments as of December 31, 2017 would have been covered by the Broussard Agreement, as described above). Under the Severance Policy in effect as of December 31, 2017, an executive officer involuntarily terminated for reasons not meeting the definition of good cause in the Severance Policy will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2017 termination, incentive compensation would be paid for the full year. Under the Severance Policy, Mr. Kane would be entitled to one year’s base salary plus three months base salary, since he joined the Company in June 2014, Ms. Bilney would be entitled to one year’s base salary plus four months base salary, since she joined the Company in April 2013, Mr. Huval would be entitled to one year’s base salary plus five months base salary, since he joined the Company in December 2012, and Mr. Todoroff would be entitled to one year’s base salary plus six months base salary, since he joined the Company in August 2008. These amounts are included in the table. If the Named Executive Officers were terminated in connection with a change in control, they would be eligible to receive benefits pursuant to their respective CIC Agreements (described in further detail in Note 4 below) instead of pursuant to the Severance Policy.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him or her from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

In 2017, our Committee refreshed our Severance Policy. Under the terms of the revised Severance Policy, benefits are generally calculated based upon an 18 month severance period, during which the Named Executive Officer is required to enter into a written agreement that forbids him or her from competing and includes specific provisions relating to non-disparagement and cooperation.

(3) Stock Option and Restricted Stock Unit Agreements

At December 31, 2017, the Named Executive Officers have stock options and restricted stock units (with both time-based and performance-based vesting) outstanding under our 2003 Stock Incentive Plan and our 2011 Stock Incentive Plan, which we refer to collectively as the Stock Plans. The treatment of these equity awards will vary depending upon the nature of the termination. As noted above, the treatment of Mr. Broussard’s outstanding equity awards is governed by the Broussard Agreement (described in Note 1 above). The amounts disclosed in the table assume treatment of stock options and restricted stock units based on the December 29, 2017, fair market value of $249.45.

Voluntary Termination.    Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested restricted stock units would be forfeited upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of unvested restricted stock units shall immediately lapse upon such termination.

Involuntary Termination without Cause.    Under the Stock Plans, upon an involuntary termination by the Company for reasons other than Cause, all unvested stock options held by our Named Executive Officers would be forfeited. Any unvested restricted stock units held by our Named Executive Officers would also be forfeited. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following an involuntary termination by the Company for reasons other than Cause if we pay an amount at least equal to the Named Executive Officer’s then current annual base salary. Any such amounts that could be paid post-termination to enforce non-compete and non-solicit provisions are not included in the table above.

Involuntary Termination for Cause.    Under the Stock Plans, in the event of termination for Cause, all options and unvested restricted stock units are forfeited for all Named Executive Officers, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

Retirement.    Under the Stock Plans, an eligible Retirement means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options prior to July 2, 2015, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. In the event of an eligible Retirement by a Named Executive Officer, any unvested restricted stock units will continue to vest according to their original vesting schedule. For awards granted after July 2, 2015, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options and restricted stock units will vest pro rata.

Death or Disability.    Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested restricted stock units shall immediately vest, and any unvested shares of performance-based restricted stock units will vest at the maximum level.

Change in Control.    In the event of a Change in Control, other than equity awards granted to Mr. Broussard, all unvested restricted stock units granted prior to July 2, 2015, shall immediately vest, and all options granted prior to July 2, 2015, shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.” In addition, all performance-based equity awards will vest at the maximum level of achievement. In addition, our equity grant agreements contain non-compete and non-solicit provisions that only remain in full force and effect following a Change in Control if the acquirer or successor to the Company following the Change in Control pays an amount at least equal to the Named Executive Officer’s then current annual base salary plus maximum bonus. Any such amounts that could be paid following a Change in Control to enforce non-compete and non-solicit provisions are not included in the table above.

(4) Change in Control Agreements and Benefits

We have entered into agreements with all executive officers, including the Named Executive Officers (other than Mr. Broussard, whose payments in the event of a Change in Control as of December 31, 2017, were covered by the Broussard Agreement), as well as certain key management employees, which provide certain benefits in the event the executive’s employment is terminated by the Company without Cause or by the executive with Good Reason within twenty-four months following a Change in Control (as each term is defined in the CIC Agreements), or by the Company without Cause under certain circumstances prior to a Change in Control. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the target incentive compensation payable to him or her, by a specified multiple. Each of our Named Executive Officers (other than Mr. Broussard) would receive a payment in the amount of one and one-half times the sum of his base salary and target bonus in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2017, the payments set forth in the table above would have been made within ten days of the termination event (or such later date as may be required by Section 409A) by the surviving company in the Change in Control. In addition, pursuant to the terms of the applicable award agreements, in the event of a Change in Control generally all outstanding stock options, restricted stock and restricted stock units would immediately vest (other than those held by Mr. Broussard, the treatment of which is described in Note 1 above). See the discussion herein under Note 4 — “Stock Option, Restricted Stock and Restricted Stock Unit Agreements.”

Under the CIC Agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

Pursuant to our long-standing Company policy, we do not have any agreements with executive officers that include an excise tax gross-up provision with respect to payments contingent upon a change in control.

Effective January 1, 2018, we implemented a formal Change in Control Policy (CIC Policy), as adopted by the Committee, which will replace entering into individual CIC Agreements going forward, as all existing CIC Agreements will lapse with non-renewal option by December 31, 2018. The CIC Policy contains many of the same provisions of the CIC Agreements with some exceptions (capitalized terms are defined in the CIC Policy): (i) eligibility is limited to CEO Direct Reports and certain senior level management; (ii) Cash Severance is identified as base salary plus target bonus; (iii) cash severance multiplier is 2 times for CEO Direct Reports and 1.5 times for other senior level management; and (iv) restrictive covenant period will coincide with severance period with elimination of cash payment enforcer.

(5) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive their account balance under the Humana Retirement Equalization Plan disclosed in the Nonqualified Deferred Compensation table together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2017, the account balances under the Humana Retirement Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Bruce D. Broussard	$349,836
Brian A. Kane	$193,140
Jody L. Bilney	$269,100
Timothy S. Huval	$254,673
Christopher M. Todoroff	$476,587

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary.

(6) Retirement

As noted above, under the Stock Plans, the definition of retirement eligibility means a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. For additional information on the stock options, restricted stock and restricted stock units held by each of our Named Executive Officers, please refer to the table entitled, “Outstanding Equity Awards at Fiscal Year End” in this proxy statement. The table above does not include amounts that would be realized from this continued vesting of stock option, restricted stock and restricted stock unit awards.

(7) Life, Health and Other Benefits

Upon termination (other than a termination in connection with a Change in Control as described above), all officers elected by our Board of Directors, including our Named Executive Officers (other than Mr. Broussard, whose benefits are governed by the Broussard Agreement as described in Note 1 above), are eligible for continuation of health and dental coverage pursuant to COBRA. Such coverage is not included in the table above (except for a Change in Control, where a two year expense for health benefits is included, assuming a 10% increase in premiums year over year).

In the event of death, the estate of each Named Executive Officer is entitled to receive a life insurance benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million), reduced by 7% per year after the age of 60 has been attained. As of December 31, 2017, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Bruce D. Broussard	$3,000,000
Brian A. Kane	$2,100,000
Jody L. Bilney	$1,773,000
Timothy S. Huval	$1,773,000
Christopher M. Todoroff	$1,773,000

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving a director of the Company. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has determined that there are no material transactions involving an executive officer or greater than 5% stockholder, other than as follows:

●

During 2017, the Company had an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2017. Under this agreement, BlackRock provided fixed income investment management services to the Company, for which the Company paid approximately $3.7 million in fees for the year ended December 31, 2017. The fees were determined solely on the amount of assets under management, and, to our knowledge, were comparable to those of non-affiliated customers.

●

During 2017, the Company had various business relationships with JP Morgan Chase & Co., or JPMorgan, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2017. Under these relationships, JPMorgan: (i) provided agent services and credit in connection with our amended and restated credit agreement; (ii) served as the issuer of our travel and entertainment corporate credit cards; (iii) provided investment custody services; and (iv) provided general banking services. For all of the services provided to Humana by JPMorgan, we paid approximately $10.3 million in fees and expenses to JPMorgan for the year ended December 31, 2017, and the rates in each case, to our knowledge, were comparable to those of non-affiliated customers.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance,” and then click on the link entitled “Policy Regarding Related Person Transaction.” Pursuant to that policy, our Board of Directors has approved the continuation for 2018 of the above described relationships.

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of four directors. All members are independent and are financially literate as defined in the NYSE listing standards. The Board of Directors has determined that Messrs. D’Amelio and O’Brien each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

As set forth in its Charter, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attestation services. The Audit Committee has retained PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for fiscal 2018. PwC has been retained as the Company’s independent registered public accounting firm continuously since 1968.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, with Humana’s management and its independent registered public accounting firm, PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with PwC its independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

During 2017, the Audit Committee met independently with our Chief Audit Officer, our Chief Risk Officer, our Chief Compliance Officer, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC, reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2017	2016
Audit Fees	$6,100,000	$6,385,000
Audit Related Fees	2,800,000	1,880,100
Tax Fees	200,000	274,240
All Other Fees	1,400,000	175,000

TOTAL	$10,500,000	$8,714,340

●

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits and related services, and consultations related to miscellaneous SEC and financial reporting matters.

●

Audit Related Fees include activities relating to the attestation of our employee benefit plans, reports issued pursuant to Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

●	Tax Fees include activities relating to tax compliance, consultation and support services.

●	All Other Fees include activities related to advisory services and the annual renewal of software licenses for accounting research.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present, and, in fact, met with the internal auditors and with PwC with and without management present in connection with each regularly scheduled Board of Directors meeting in 2017.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

●	related assurance and attestation services;

●	risk and control services;

●	transaction services; and

●	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2017.

All members of the Audit Committee of the Company whose names follow submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William J. McDonald

James J. O’Brien

Marissa T. Peterson

PROPOSAL TWO: RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Background

The Board of Directors, in accordance with the recommendation of its Audit Committee, believes that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and therefore has appointed PwC to audit the consolidated financial statements of the Company for the year ending December 31, 2018. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2019. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP, while shares voting “abstain” will be counted as “against” votes. Pursuant to NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE: NON-BINDING ADVISORY

VOTE WITH RESPECT TO THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Act required that we include in our 2011 proxy statement a non-binding advisory stockholder vote with respect to the frequency of future advisory votes regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”).

At our 2011 Annual Meeting, held on April 21, 2011, our stockholders recommended an annual Say-on-Pay vote, and our Board of Directors subsequently adopted that recommendation. In 2018, we are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay for performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal Three is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will continue to evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes present and entitled to vote with respect to the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and broker non-votes have no effect on the approval of this non-binding advisory vote, while abstentions will count as votes “against.” Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your Shares will not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act of 1933, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2017, excluding certain of its exhibits, is included with the transmittal of this proxy statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202.

Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory.

By Order of the Board of Directors,

Joseph C. Ventura Senior Vice President, Associate General Counsel and Corporate Secretary

HUMANA INC. 500 WEST MAIN STREET 21st FLOOR LOUISVILLE, KY 40202 ATTN: JOSEPH C. VENTURA

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 18, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 18, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54102-P33258	KEEP THIS PORTION FOR YOUR RECORDS

-----------------------------------------------------------------------------------------------------------------------------------------------------------------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

Vote on Directors

1. Election of Directors.

Nominees:	For	Against	Abstain		For	Against	Abstain

1a)  Kurt J. Hilzinger

1b)  Frank J. Bisignano

1c)  Bruce D. Broussard

1d)  Frank A. D’Amelio

1e)  Karen B. DeSalvo, M.D.

 1f)  W. Roy Dunbar

1g)  David A. Jones, Jr.

1h)  William J. McDonald

 1i)  William E. Mitchell

 1j)  David B. Nash, M.D.

1k)  James J. O’Brien

 1l)  Marissa T. Peterson

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
				3. The approval of the compensation of the named executive officers as disclosed in the 2018 proxy statement.	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.	☐		At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M54103-P33258

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 19, 2018

9:30 AM, Eastern Time

Corporate Headquarters

500 West Main Street

Louisville, Kentucky 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Kurt J. Hilzinger and Bruce D. Broussard, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held at the Company’s headquarters at 500 West Main Street, Louisville, Kentucky 40202, on Thursday, the 19th day of April, 2018 at 9:30 a.m., Eastern Time, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(SEE REVERSE SIDE TO VOTE)